Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of July 26, 2013

by and among

Rockwood Specialties Group, Inc.,

BYK Chemie GmbH

and

Altana AG, as Guarantor

2.17	Insurance	25

2.18	Customers and Suppliers	25

2.19	Compliance with Foreign Corrupt Practices Act	25

2.20	Brokers	25

2.21	Product Liabilities	25

2.22	NO OTHER REPRESENTATIONS OR WARRANTIES	26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		27

3.1	Incorporation of Buyer	27

3.2	Power; Authorization; Consents	27

3.3	Litigation	28

3.4	Brokers	28

3.5	Investment Intent of Buyer	28

3.6	Cash Resources	28

ARTICLE IV COVENANTS		28

4.1	Access; Confidentiality	28

4.2	Announcements	29

4.3	Conduct of Business Prior to the Closing	30

4.4	Consents; Cooperation	33

4.5	Competition Filings	33

4.6	Use of Name	35

4.7	Notification of Certain Matters	35

4.8	Retention of Books and Records	36

4.9	Permits	36

4.10	Intercompany Agreements	36

4.11	Indebtedness	37

4.12	Guarantees	37

4.13	Title Insurance	37

4.14	Restructurings	38

4.15	Restrictive Covenants	38

4.16	Cooperation in Litigation	39

4.17	Assistance Obligations of Buyer	39

4.18	Further Assurances	40

4.19	Insurance	40

4.20	Privileged Matters; Waiver of Conflicts	40

4.21	Post-Closing Confidentiality	41

4.22	Enterprise Agreements	41

4.23	Parent Release	42

4.24	ECC America Agreement	43

4.25	UK Pensions	43

4.26	Post-Closing Asset Transfers	43

ARTICLE V CONDITIONS TO THE OBLIGATIONS OF BUYER		44

5.1	Representations and Warranties; Covenants	44

5.2	Competition Law Clearances	44

5.3	No Injunctions or Restraints	44

5.4	Material Adverse Effect	44

5.5	Restructurings	44

5.6	Closing Deliveries	44

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF PARENT		45

6.1	Representations and Warranties; Covenants	45

6.2	Competition Law Clearances	45

6.3	No Injunctions or Restraints	45

6.4	Restructurings	45

6.5	Closing Deliveries	45

ARTICLE VII TERMINATION		45

7.1	Termination	45

7.2	Effect of Termination	46

ARTICLE VIII SURVIVAL AND INDEMNIFICATION		46

8.1	Survival	46

8.2	Indemnification Obligations of Parent	47

8.3	Indemnification Obligations of Buyer	48

8.4	Limitations on Indemnification	48

8.5	Mitigation and Recovery from Third Persons	51

8.6	Procedure	51

8.7	Further Limitations on Indemnification	52

8.8	Tax Treatment of Payments	53

ARTICLE IX TAX AND EMPLOYEE MATTERS		53

9.1	Certain Tax Matters	53

9.2	Certain VAT Matters	58

9.3	U.S. Employee Matters	59

9.4	Non-U.S. Employee Benefit Plan Matters	62

ARTICLE X MISCELLANEOUS		62

10.1	Expenses	62

10.2	Headings	63

10.3	Notices	63

10.4	Assignment	64

10.5	Entire Agreement	64

10.6	Amendment; Waiver	64

10.7	Counterparts	65

10.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	65

10.9	Specific Performance	65

10.10	Interpretation; Absence of Presumption	65

10.11	Third Person Beneficiaries	66

10.12	Representations and Warranties; Schedules	66

10.13	Severability	67

10.14	Guaranty	67

EXHIBITS

Exhibit A                Certain Definitions

Exhibit B                List of Companies

Exhibit C                Allocation of Purchase Price

Exhibit D                Form of Transition Services Agreement

v

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of July 26, 2013, by and among Rockwood Specialties Group, Inc., a Delaware corporation (“Parent”), BYK Chemie GmbH, a company with limited liability organized under the laws of Germany (“Buyer”), and Altana AG, a corporation organized under the laws of Germany (“Guarantor”).  Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A.

Buyer desires to purchase and Parent desires to sell, or cause to be sold, all of the issued and outstanding shares of capital stock or other equity interests in the Entities listed on Exhibit B (collectively, the “Companies”), on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1          Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, and for the consideration set forth in Section 1.2, Parent will sell (and will cause the other Sellers to sell) to Buyer at the Closing, and Buyer will purchase from Parent and the other Sellers at the Closing, all of the Shares, free and clear of any Encumbrances.

1.2          Purchase Price and Payment.  The aggregate consideration for the Shares shall be U.S.$635.0 million, increased or decreased, as applicable, on a dollar-for-dollar basis by (i) the amount by which Closing Working Capital is more than U.S.$46.0 million or less than U.S.$46.0 million and (ii) the amount by which the Retained Cash Balances are more than U.S.$5.0 million or less than U.S.$5.0 million and decreased by (x) the amount of the Transferred Company Indebtedness, if any, and (y) the Capex Shortfall, if any (the “Purchase Price”).  The Purchase Price will be allocated among the Shares in accordance with Exhibit C. .

1.3          Closing.  The closing of the transactions contemplated hereunder (the “Closing”) will take place at the New York offices of Hughes Hubbard & Reed LLP, at 10:00 a.m., Eastern Time, (i) on the tenth (10th) Business Day after the satisfaction or written waiver of the last of the conditions required to be satisfied or waived in writing pursuant to Articles V and VI (other than those requiring the delivery of a certificate or other document or the taking of other action at the Closing, and subject to the satisfaction or written waiver of such conditions) or (ii) at such other time, on such other date and such other place as may be mutually agreed in writing by Buyer and Parent; provided, however, that the Closing shall not occur on any date prior to October 1, 2013.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The Closing shall be deemed to be effective between the parties as of 12:01 a.m. (Eastern Time) on the Closing Date.

1.4          Deliveries at the Closing.  Subject to the provisions of Article V and Article VI, at the Closing:

(a)           Parent shall deliver, or cause the other Sellers to deliver, to Buyer:

(i)            stock certificates representing all of the Shares of Newco, accompanied by stock powers duly executed in blank, in proper form for transfer of such Shares from Parent to Buyer;

(ii)           (1) share certificates (or customary indemnities in respect of any such share certificates that are lost) representing all of the U.K. Shares, accompanied by stock transfers duly executed by RSL in favor of Buyer in respect of the U.K. Shares, and (2) an irrevocable power of attorney duly executed by RSL in favor of Buyer, for the purpose of exercising the rights attached to the U.K. Shares and securing the interest of Buyer in the U.K. Shares during the period between the Closing and the registration of Buyer as the holder of the U.K. Shares in the U.K. Company’s register of members;

(iii)          an executed version of a notarial share transfer and assignment agreement (Anteilsübertragungs- und Abtretungsvertrag) effecting the transfer of all the Shares in Rockwood Clay Additives from RSGG to Buyer and an irrevocable power of attorney duly executed by RSGG in favor of Buyer, for the purpose of exercising the rights attached to the Shares in Rockwood Clay Additives and securing the interest of Buyer in such Shares during the period between the Closing and the point in time when Buyer is deemed to be the holder of the Shares pursuant to Sec. 16 Para. 1 Sentence 1 of the German limited liability company act (GmbHG);

(iv)          public deeds by virtue of which Buyer has acquired ownership title in respect of all of the Shares of Rockwood Spain, and the shareholders’ registry book (libro registro de socios) of Rockwood Spain updated in respect of the sale and purchase of such Shares by Buyer from Parent;

(v)           the written resignations of each director, officer and company secretary of the Transferred Companies as set forth in Schedule 1.4(a)(v) of the Disclosure Letter, such resignations to take effect subject to and as of the Closing;

(vi)          except as Buyer may otherwise specify to Parent in writing not later than three (3) Business Days prior to the Closing, the written resignation of the auditors of the U.K. Company, such resignation to take effect subject to and as of the Closing;

(vii)         a Transition Services Agreement substantially in the form of Exhibit D (the “Transition Services Agreement”), duly executed by Parent;

(viii)        copies of resolutions adopted by the board of directors of Parent and of Rockwood, certified as of the Closing Date by the Secretary or an Assistant Secretary of Parent and of Rockwood, as applicable, approving the execution and delivery of this Agreement by Parent, and the Ancillary Documents to be executed and delivered by Parent and the performance by Parent of its obligations hereunder and thereunder;

(ix)          copies of resolutions adopted by the board of directors (or comparable governing bodies) of each Seller (other than Parent), certified as of the Closing Date by the Secretary or an Assistant Secretary (or comparable officers) of such Seller, approving the sale of all of the Shares held by such Seller pursuant to the terms of this Agreement and the execution and delivery of the Ancillary Documents to be executed and delivered by such Seller and the performance by such Seller of its obligations thereunder;

(x)           copies of resolutions adopted by the board of directors of the U.K. Company approving, subject only to the consummation of the Closing, the following: (1) the registration of each of the transfers relating to the U.K. Shares, subject only to the receipt of the relevant stock transfer forms duly stamped; (2) the resignations (if any) of the existing directors and secretary referred to in Section 1.4(a)(v); (3) any changes in the situation of the registered office, the accounting reference date and instructions to banks as Buyer may reasonably specify; and (4) the resignation of the auditors referred to in Section 1.4(a)(vi) above;

(xi)          U.C.C. termination statements and/or other appropriate releases, in form and substance reasonably satisfactory to Buyer, with respect to any recorded Security Interests on any Business Assets, other than Permitted Encumbrances;

(xii)         a certificate to the effect that Parent is not a “foreign person” in form and substance required by Treasury Regulation Section 1.1445-2(b)(2) so that Buyer is exempt from withholding any portion of the Purchase Price thereunder;

(xiii)        the certificate required to be delivered by Parent pursuant to Section 1.5(b).

(xiv)        the certificate required to be delivered by Parent pursuant to Section 5.1;

(xv)         the certificate required to be delivered by Parent pursuant to Section 5.4;

(xvi)        a good standing certificate with respect to each of the Transferred Companies organized and existing within the United States, certified by the Secretary of State or equivalent person of the state or jurisdiction of incorporation, as of a date not more than three (3) Business Days prior to the Closing Date;

(xvii)       documentary evidence of the termination of the agreements and arrangements contemplated by Section 4.10; and

(xviii)      notarized copies of (A) the shareholder resolution(s) resolving the amendment of the fiscal year of Rockwood Clay Additives to a short fiscal year (Rumpfgeschaeftsjahr) ending on September 30, 2013 and the termination of the Enterprise Agreement with effect as of September 30, 2013; (B) an excerpt from the commercial register confirming the amendment of the fiscal year of Rockwood Clay Additives to a short fiscal year (Rumpfgeschaeftsjahr) ending on September 30, 2013; (C) the shareholder resolution of the shareholder of Rockwood Clay Additives shareholder resolving the termination of the Enterprise

Agreement with effect as of September 30,2013 and (D) the application filed with the competent commercial register regarding the termination of the Enterprise Agreement.

(b)           Buyer shall deliver, or cause to be delivered, to Parent:

(i)            the Estimated Purchase Price in immediately available funds by wire transfer to the following bank account set forth on Schedule 1.4(b)(i) of the Disclosure Letter;

(ii)           the Transition Services Agreement, duly executed by Buyer;

(iii)          copies of resolutions adopted by the sole shareholder of Buyer, certified as of the Closing Date by the General Counsel of the sole shareholder of Buyer, approving the execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the performance by Buyer of its obligations hereunder and thereunder;

(iv)          the certificate required to be delivered by Buyer pursuant to Section 6.1.

(c)           At the request of Buyer or Parent, Buyer and Parent shall enter into, and shall cause their applicable Affiliates to execute one or more additional agreements, instruments and documents in such form reasonably agreed by Buyer and Parent (a “Local Share Transfer Agreement”), in order to effectuate the transfer of the Shares of one or more Companies in a particular jurisdiction.

1.5          Closing Working Capital Adjustment.

(a)           At least five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer, or shall cause to be prepared and delivered to Buyer, a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of Closing Working Capital, Retained Cash Balances, Capex Shortfall, and Transferred Company Indebtedness, determined in accordance with the definitions of Closing Working Capital, Retained Cash Balances, Capex Shortfall, Transferred Company Indebtedness and, except as set forth on Schedule 2.4(a) of the Disclosure Letter, GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet; provided that the Retained Cash Balances and Transferred Company Indebtedness included in the Estimated Closing Statement shall not include any Retained Cash Balances or Transferred Company Indebtedness arising under any Enterprise Agreements, which amount, if any, shall be included in the final determination of the Retained Cash Balances and Transferred Company Indebtedness.

(b)           The Purchase Price payable on the Closing Date shall be calculated in accordance with Section 1.2 as if Parent’s estimate of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness set forth in the Estimated Closing Statement was the actual amount of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness.  The Purchase Price as so estimated is referred to as the

“Estimated Purchase Price.” The Estimated Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Parent to the effect that the Estimated Closing Statement has been prepared in good faith in accordance with this Section 1.5.

(c)           On or prior to the date that is ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Final Closing Statement”) setting forth in reasonable detail its calculation of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness, determined in accordance with the definitions of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness, and GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet.  The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 1.5(c).  The Final Closing Statement shall also set forth, and explain, in reasonable detail, any differences between Buyer’s calculation of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness from Parent’s estimate of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness set forth in the Estimated Closing Statement.

(d)           Buyer shall make available to Parent all workpapers and other books and records utilized by Buyer in the preparation of the Final Closing Statement, and shall make available to Parent those employees and representatives involved in the preparation of the Final Closing Statement.  If Buyer employs a firm of independent accountants in connection with the preparation of the Final Closing Statement, subject to the execution by Parent of a customary non-reliance letter, Buyer shall cause such independent accountants to deliver to Parent and its representatives any computations and workpapers used in the preparation of the Final Closing Statement.  Parent shall notify Buyer in writing within forty-five (45) days after Parent’s receipt of the Final Closing Statement that it accepts the Final Closing Statement or that there is a dispute (a “Dispute Notice”) as to any item reflected thereon (the “Disputed Items”).  The Dispute Notice shall set forth, and explain, Parent’s objections, if any, to the Final Closing Statement in reasonable detail and Parent’s calculation of Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness.  If Parent timely delivers to Buyer a Dispute Notice, only the Disputed Items shall be deemed to be in dispute, and all other matters included in the Final Closing Statement delivered by Buyer shall be deemed to be final and binding on the parties hereto.  The failure by Parent to deliver to Buyer the Dispute Notice within such period shall be deemed to constitute Parent’s acceptance of the Final Closing Statement.  After delivery of the Dispute Notice by Parent, the parties will use all reasonable efforts to resolve any Disputed Items, and any resolution by Parent and Buyer of such Disputed Items shall be final and binding on the parties hereto.

(e)           If any Disputed Items cannot be resolved by the parties within forty-five (45) days after Parent delivers the Dispute Notice to Buyer, such Disputed Items shall be referred to BDO USA, LLP (the “Selected Accountant”).  The determination of the Selected Accountant shall be conclusive and binding on each party.  The fees and expenses of the Selected Accountant shall initially be shared equally by Parent and Buyer; provided, that such fees shall ultimately be allocated in accordance with Section 1.5(h).  Not later than thirty (30) days after the referral of any Disputed Items to the Selected Accountant, Parent and Buyer shall simultaneously submit written statements to the Selected Accountant (with a copy to the other party) setting forth their respective positions regarding the Disputed Items which remain in dispute.  Parent and Buyer shall instruct the Selected Accountant to render its decision resolving the dispute within 30 days after submission of the written statements, and during such period, the parties shall make available to the Selected Accountant such employees, information, books and records as may be reasonably requested by the Selected Accountant to make its final determination.  In resolving any Disputed Item, the Selected Accountant (i) shall be bound by the provisions of this Section 1.5 and the definitions of the Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness, (ii) shall limit its review to the Disputed Items submitted to the Selected Accountant for resolution, and shall be instructed not to otherwise investigate matters independently and (iii) shall further limit its review of the Disputed Items solely to whether the Final Closing Statement has been prepared in accordance with this Section 1.5 or contains any mathematical or clerical error.  The determination of any Disputed Items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Final Closing Statement or the Dispute Notice.  Parent and Buyer agree that the resolution by the Selected Accountant of any Disputed Items shall be final and binding on the parties hereto.  Parent and Buyer agree that the procedure set forth in this Section 1.5 for resolving disputes with respect to Closing Working Capital, Retained Cash Balances and Transferred Company Indebtedness shall be the sole and exclusive method for resolving such disputes, provided that the parties hereto agree that judgment may be entered upon the determination of the Selected Accountant in any court having jurisdiction over the party against which such determination is to be enforced.

(f)            If the Purchase Price as finally determined pursuant to this Section 1.5 (f) is less than the Estimated Purchase Price, Parent shall pay to Buyer an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Buyer shall pay to Parent an amount equal to the excess.  Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account (or accounts) designated by Buyer or Parent, as the case may be, on the later of (x) the second (2nd) Business Day after acceptance or deemed acceptance by Parent of the Final Closing Statement (as contemplated by paragraph (d) above) or (y) the second (2nd) Business Day following resolution (as contemplated by paragraphs (d) or (e) above) of any Disputed Items; provided, however, that if the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (f) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account (or accounts) designated by the recipient.  All payments made pursuant to this paragraph (f) shall be accompanied by interest at a rate equal to the Prime Rate per annum from the Closing Date through (but excluding) the date such payment is made.  “Prime Rate” shall mean, for any day, the rate of interest per annum (over a year of 360 days) announced by JPMorgan Chase Bank, N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date.  Any amounts payable by either party pursuant to this paragraph (f) may not be reduced by set-off against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by the recipient or any Affiliate of the recipient to the payor or any Affiliates of the payor.  Any payment required pursuant to this paragraph (f) shall constitute a payment in respect of the Purchase Price.

(g)           If the delivery deadline date for the Final Closing Statement or the Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(h)           In the event Parent and Buyer refer any Disputed Items to the Selected Accountant for resolution as provided in this Section 1.5, the responsibility for the fees and expenses of the Selected Accountant shall be as follows:

(i)            if the Selected Accountant resolves all such Disputed Items in favor of Buyer’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then Parent shall be responsible for all of the fees and expenses of the Selected Accountant;

(ii)           if the Selected Accountant resolves all such Disputed Items in favor of Parent’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Buyer shall be responsible for all of the fees and expenses of the Selected Accountant; and

(iii)          if the Selected Accountant neither resolves all such Disputed Items in favor of Buyer’s position nor resolves all such Disputed Items in favor of the Parent’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Selected Accountant equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by Parent and Buyer shall be responsible for the remainder of the fees and expenses of the Selected Accountant.

1.6          Withholding.  Buyer shall be entitled to deduct and withhold any Taxes from any amount otherwise payable under this Agreement such amounts as it reasonably determines that it is required by Legal Requirements to deduct and withhold with respect to the making of such payment.  To the extent that Buyer so withholds any such amounts, such amounts shall be (A) paid over to the appropriate Governmental Authority and (B) treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, Buyer and Seller agree that VAT, which is governed by Section 9.2(a), does not constitute a withholding Tax for purposes of this section.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Disclosure Letter (subject to Section 10.12), dated as of the date of this Agreement, delivered by Parent to Buyer contemporaneously with the delivery of this Agreement (the “Disclosure Letter”), Parent hereby represents and warrants to Buyer as follows:

2.1          Organization and Good Standing.

(a)           Parent is a corporation validly existing and in good standing under the laws of the State of Delaware.  Each of the other Sellers is a corporation (or other Entity) validly existing and (if such Entity is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the laws of its jurisdiction of organization.  Schedule 2.1 of the Disclosure Letter lists each Company and each Subsidiary of the Companies (together with the Companies, the “Transferred Companies”) and the business entity form and place of organization for each of the Transferred Companies.

(b)           Each Transferred Company is (i) validly existing and (if such Transferred Company is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the laws of its jurisdiction of organization, and (ii) qualified to do business and in good standing or its functional equivalent in each jurisdiction in which the Assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification, in each case, if such concepts or their functional equivalent are applicable in such jurisdiction, except, if applicable, for such failures to be so qualified and in good standing or its functional equivalent which are not material to the operation of the Business, taken as a whole.  Each Transferred Company has all requisite corporate (or other Entity) authority under the Legal Requirements pursuant to which it is organized to own, lease or operate the Assets owned, leased or operated by it and to carry on the business as it is now being conducted by it.  Schedule 2.1(b) of the Disclosure Letter sets forth each jurisdiction in the United States in which each of the Transferred Companies is licensed or qualified to do business.

(c)           Parent has made available to Buyer true and complete copies of each Transferred Company’s certificate of incorporation and by-laws (or comparable organizational documents) and all amendments thereto (the “Organizational Documents”) to the date of this Agreement, as in effect on the date of this Agreement. The Organizational Documents of each of the Transferred Companies are in full force and effect and the Transferred Companies are not in violation of their respective Organizational Documents.

2.2          Capitalization.  Schedule 2.2 of the Disclosure Letter sets forth with respect to each Transferred Company the authorized capital stock or other equity interests of each Transferred Company and the number of shares of such stock or equity interests that are issued and outstanding as of the date of this Agreement.  The ownership as of the date of this Agreement and following the consummation of the Restructurings of all issued and outstanding shares or other equity interests owned by the applicable Seller or Transferred Company in each Transferred Company is set forth on Schedule 2.2 of the Disclosure Letter.  All of the Shares and the Subsidiary Shares have been validly authorized and issued, are fully paid and, in respect of such jurisdictions where such concept is applicable, nonassessable and have not been issued in violation of any preemptive rights.  Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which a Seller or a Transferred Company is a party, that directly or indirectly (a) calls for the issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of a Transferred Company or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity interests of a Transferred Company, (b) obligates a Transferred Company to participate in or make any capital contribution or future equity investment in any Persons, (c) obligates a Transferred Company to grant, offer or enter into any of the foregoing or (d) relates to the voting or control of such capital stock or other equity interests.  No Transferred Company is a party to, or otherwise bound by, any voting trust, proxy or other agreement, restricting or otherwise relating to the voting, dividend rights or disposition of any Shares or any Subsidiary Shares.  None of the Transferred Companies own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interests in any Person, other than a Transferred Company.  Following the consummation of the Restructurings, the applicable Seller shall own the Shares to be sold by such Seller free and clear of any Encumbrances, other than Permitted Encumbrances, and the Sellers will transfer to Buyer at the Closing, good title to the Shares, free and clear of any Encumbrances.

2.3          Authority, Approvals and Consents.

(a)           Parent has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed and delivered by Parent and to consummate the transactions contemplated hereby and thereby.  At the Closing, each other Seller will have the corporate (or other Entity) power and authority to execute, deliver and perform the Ancillary Documents to be executed and delivered by such Seller and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent of this Agreement and each of the Ancillary Documents to which it will at Closing be a party, and the consummation by Parent of the transactions contemplated hereby and thereby have been, and at the Closing the execution, delivery and performance by each other Seller of the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby by such other Sellers will have been, duly authorized and approved by the board of directors (or comparable governing body) of each of the Sellers and no other corporate (or other Entity) proceedings on the part of Sellers or the shareholders or other equity holders of Sellers are necessary to authorize and approve this Agreement and the Ancillary Documents to be executed and delivered by Sellers and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Parent, and the Ancillary Documents to be executed and delivered by any Seller at the Closing will be duly executed and so delivered by such Seller.  This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by any Seller will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(b)           The execution, delivery and performance by Parent of this Agreement and by Parent and the applicable Sellers of the Ancillary Documents to be executed and delivered by Parent or any of the other Sellers and the consummation by Parent and the applicable Sellers of the transactions contemplated hereby and thereby, do not and will not:

(i)            contravene any provisions of the Organizational Documents of Sellers or any Transferred Company;

(ii)           conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or entitle any Person (with or without due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or increase or decrease any benefit or obligation under any contract, agreement, lease, order, arbitration award, judgment or decree or other commitment to which any of the Sellers are a party or to which any of the Sellers or any of their Assets is subject, except, in each case, as would not be material to (A) the operation of the Business, taken as a whole or (B) Parent’s or the other Sellers’ ability to perform timely their obligations under this Agreement and the Ancillary Documents to be executed and delivered by Parent or the other Sellers and to consummate the transactions contemplated hereby and thereby;

(iii)          conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or entitle any Person (with or without due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or increase or decrease any benefit or obligation under any contract, agreement, lease, or other commitment to which any of the Transferred Companies are a party or to which any of the Transferred Companies or any of their Assets is subject, except, in each case, as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(iv)          violate or conflict with any Legal Requirements applicable to any Seller or any Transferred Company or any of their businesses or Assets; provided, that Parent makes no representation or warranty in this Section 2.3(b)(iv) with respect to any Antitrust Law; or

(v)           require any Seller or any Transferred Company to obtain, secure or make any material Approval, except for (x) Approvals in respect of Permits, (y) the Approvals set forth on Schedule 2.3 of the Disclosure Letter and (z) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

2.4          Financial Statements.

(a)           Attached as Schedule 2.4(a) of the Disclosure Letter are (i) the unaudited combined balance sheet of the Business as of December 31, 2012 (the “Balance Sheet”, and such date, the “Balance Sheet Date”) and the related unaudited combined statements of profits and losses and cash flows, in each case, for the twelve-month period then ended, and (ii) the unaudited combined balance sheet of the Business as of March 31, 2013 and the related unaudited combined statements of profits and losses and cash flows, in each case, for the three-month period then ended (all such financial statements, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial position of the Business as of the dates indicated and the results of operations of the Business for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein and except that the Financial Statements (x) do not contain footnotes and the disclosures required therein and (y) as of and for the three-month period ended on March 31, 2013 are subject to normal year-end adjustments (the effect of which would not be material).

(b)           The Transferred Companies maintain systems of internal accounting controls sufficient in all material respects to enable officers of Rockwood to give the certifications called for by Rule 13a-14(a) and (b) under the Securities Exchange Act of 1934, as amended.

(c)           Since the Lookback Date, no director or officer of Parent or of any of the Transferred Companies or, to Parent’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized representative of Parent or any of the Transferred Companies, has received or otherwise been made aware of any material written complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Transferred Companies or their respective internal accounting controls, including any material written complaint, allegation or claim that any of the Transferred Companies has engaged in questionable accounting or auditing practices.

2.5          Absence of Undisclosed Liabilities; Indebtedness.

(a)           As of the date of this Agreement, the Transferred Companies do not have any liabilities, whether accrued or contingent (and whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), except (i) as and to the extent reflected or reserved against on the Balance Sheet, (ii) liabilities incurred or arising in the ordinary course of business after the date of the Balance Sheet, (iii) those arising under Benefit Plans, Business Agreements, Leases and Permits in the ordinary course of business (excluding, for the avoidance of doubt, any liabilities resulting from any Transferred Company’s breach of thereof), (iv) as disclosed in Schedule 2.5 of the Disclosure Letter, (v) liabilities for Taxes (provided, for the avoidance of doubt, that this clause (v) shall in no way limit any of the representations or obligations of Parent under Section 2.7 or Articles VIII or IX hereof) and (vi) other liabilities that would not be material to the Business, taken as a whole.

(b)           Schedule 2.5(b) of the Disclosure Letter sets forth a list of all agreements or arrangements with respect to Indebtedness of the Transferred Companies as of the date of this Agreement.

2.6          Absence of Certain Changes or Events.

(a)           Since the date of the Balance Sheet, (i) the Business has been operated in all material respects in the ordinary course of business and (ii) there has not been any change, event or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

(b)           Without limiting the foregoing, except for the Restructurings, between the Balance Sheet Date and the date of this Agreement there has not been, occurred or arisen:

(i)            any physical damage, destruction or loss to any Business Assets that is material to the operation of the Business, taken as a whole; or

(ii)           any action or event that would have required Buyer’s consent pursuant to Section 4.3(b) had such event occurred after the date hereof.

2.7          Taxes.

(a)           The Transferred Companies have timely filed or have had filed on their behalf, taking into account any applicable extensions, all material Tax Returns which are required to be filed by them, and such Tax Returns are true and complete and correct in all material respects.

(b)           All material Taxes required to be paid by the Transferred Companies have been timely paid, after giving effect to any applicable extensions.

(c)           The Transferred Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third Person, and all forms required by applicable Legal Requirements with respect thereto have been properly completed and timely filed.

(d)           There are no actions, suits, proceedings, audits, or claims pending against the Transferred Companies relating to material Taxes.

(e)           Neither Parent nor any Transferred Company has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(f)            There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Transferred Companies in connection with any Tax, Tax Return or proceeding relating to a Tax that will remain in effect following the Closing, other than any such power of attorney authorizing a person to act on behalf of a consolidated, combined or unitary group in which a Transferred Company is included.

(g)           None of the Transferred Companies has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code within the two year period ending on the date hereof.

(h)           Subject to Section 4.22, none of the Transferred Companies is a party to or bound by any Tax sharing agreement or Tax allocation agreement that will remain in effect after the Closing Date.  Without limiting the forgoing, none of the Transferred Companies (i) has been a member of an affiliated group filing a consolidated U.S.  federal income Tax Return (other than a group the common parent of which is Rockwood) during any Tax year with respect to which the relevant statute of limitations remains open or (ii) has any liability for the Taxes of any other Person (other than members of an affiliated group filing a consolidated U.S.

federal income Tax Return the common parent of which is Rockwood) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor or by contract (other than pursuant to customary Tax indemnification provisions in commercial contracts such as leasing and financing agreements).  For German corporate income tax, trade tax and value added tax purposes, Rockwood Clay Additives is, and has been during any Tax year with respect to which the relevant statute of limitations remains open, a member of a valid tax group (steuerliche Organschaft).

(i)            There are no material deficiencies for Taxes with respect to the Transferred Companies that have been claimed, proposed or assessed in writing by any Governmental Authority that have not been resolved and paid in full, no written claim has been made by a Governmental Authority in a jurisdiction where a Transferred Company does not file Tax Returns that the Transferred Company is or may be subject to material taxation by that jurisdiction, and there are no liens for material Taxes (other than Permitted Encumbrances) upon any of the assets of a Transferred Company.

(j)            Parent has identified to Buyer (i) all Income Tax Returns filed with respect to the Transferred Companies for taxable periods ended on or after the Lookback Date and (ii) all of those Tax Returns (other than any Tax Return for a combined, unitary or consolidated group with respect to which a Transferred Company is not the parent) that are currently the subject of audit.  Parent has delivered or made available to Buyer true and complete copies of all such Income Tax Returns (or in the case of an Income Tax Return for a combined, unitary or consolidated group with respect to which a Transferred Company is not the parent, the pro forma Tax Return relating to the Transferred Company) and any examination reports or statements of deficiencies assessed against or agreed to by Transferred Companies since the Lookback Date.  No Transferred Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency claimed against a Transferred Company, other than waivers or extensions made on behalf of the Transferred Companies with respect to combined, unitary or consolidated groups with respect to which a Transferred Company is not the parent.

(k)           None of the Transferred Companies will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) closing agreement (as described in Code Section 7121 or any corresponding or similar agreement with any state, local, or non-U.S. taxing authority) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account (as described in Treasury Regulations under Code Section 1502 or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) election under Code Section 108(i).

(l)            None of the Transferred Companies has benefited from any fiscal advantage or similarly favorable Tax regime in exchange for undertakings or obligations by which it is still bound or in respect of which it shall incur any material additional Tax burden after the Closing Date.  None of the Transferred Companies has received any material Tax subsidies that may be, or may become, repayable following the Closing Date.

(m)          None of the Transferred Companies has made or taken any extraordinary write-down or reduction of the book value of any fixed assets (other than deductions for depreciation or amortization) prior to or on the Closing Date that could be subject to a material taxable add-back, write-up or other reversal after the Closing Date.

(n)           None of the Transferred Companies will have any of their tax attributes reduced under the unified loss rules of Treasury Regulations Section 1.1502-36 as a result of the transactions contemplated by this Agreement.

2.8          Legal Matters.

(a)           As of the date of this Agreement, (i) there is no material Litigation pending or, to the Knowledge of Parent, threatened in writing, (A) against any Transferred Company or any Business Assets (including the Real Property) before or by any Governmental Authority or (B) that would, if adversely determined, materially impair the ability of Parent or any of the other Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Documents, and (ii) no Transferred Company is subject to any material judgment, decree, writ, injunction or order of any Governmental Authority, other than those of general applicability.

(b)           The Business is being and, since the Lookback Date, has been, conducted in all material respects in compliance with all statutes, laws, ordinances, codes, rules, regulations or other legal requirement enacted, adopted, promulgated or applied by any Governmental Authority (collectively “Legal Requirements”).  Since the Lookback Date and prior to the date of this Agreement, no Seller (as it relates to the Business) or Transferred Company has received any written or, to the Knowledge of Parent, oral notice alleging any material non-compliance with any Legal Requirement which remains outstanding and unresolved.

2.9          Property.

(a)           Schedule 2.9(a) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all real property owned by the Transferred Companies (collectively, the “Owned Real Property”).  The Transferred Companies have good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Schedule 2.9(b) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all leases, subleases, license agreements and other instruments, agreements, arrangements (together with all amendments and supplements thereto), to which any of the Transferred Companies is a party and by which such Transferred Company (in the capacity of a lessee or sublessee or another similar capacity) leases, subleases, licenses, or otherwise holds or has a possessory right in or to any real property, whether surface, mineral or both, or any similar interest therein, in each case, other than the Owned Real Property, with rental or royalty payments that would reasonably be expected to be in excess of U.S.$50,000 in any fiscal year (all such leases, subleases, license agreements and other instruments, agreements, arrangements, collectively, the “Leases”).  Other than as set forth in Schedule 2.9(b) of the Disclosure Letter, no Lease has been amended, supplemented, assigned, subleased or otherwise modified.  Each Lease grants the lessee a valid 100% undivided leasehold interest, free of Encumbrances permitted or caused to be suffered by the applicable Transferred Company, other than the Permitted Encumbrances.  Each Lease is in full force and effect and constitutes a valid and legally binding obligation of the applicable Transferred Company and, to the Knowledge of Parent, of each other party thereto, enforceable against such Transferred Company and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.  Neither any Transferred Company nor, to the Knowledge of Parent, any other party to any Lease is in material breach or default of or under any such Lease, and the execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to be executed and delivered by Parent or any of the other Sellers, and the consummation of the transactions contemplated hereby and thereby by Parent and the other Sellers, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any such Lease.  Parent has made available to Buyer true and complete copies in all material respects of all Leases (including amendments and supplements thereto).

(c)           To the Knowledge of Parent, no condemnation, eminent domain or expropriation or compulsory acquisition, closing, demolition or clearance proceeding against or affecting all or any portion of the Owned Real Property or the Leased Real Property is pending or threatened.

(d)           Except as disposed of in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement, the Transferred Companies have good and valid title to all material tangible personal property reflected on the Balance Sheet or acquired by it after the Balance Sheet Date, and such property is held free and clear of all Encumbrances other than Permitted Encumbrances.

(e)           After giving effect to capital expenditures budgeted to be undertaken in the calendar year 2013 by the Transferred Companies, all material improvements and fixtures on all the Owned Real Property and Leased Real Property, and all material machinery, equipment and other tangible property owned by or leased to the Transferred Companies (“Property”), are in all material respects fit for the purposes in which they are currently being used and in good condition, except for ordinary wear and tear.

(f)            The Real Property comprises all of the material real property or interests therein used in the operation of the Business as of the date of this Agreement, and the Property, together with the Administrative Assets and after taking into account Assets, goods and services purchased or leased by the Transferred Companies in the ordinary course of business, is and will be at Closing sufficient for the conduct of the Business in all material respects as it is conducted as of the date of this Agreement and as of the Closing Date, as applicable.

(g)           Other than Permitted Encumbrances or as required by Legal Requirements, no commitments have been made to any Governmental Authority or to any other organization, group or individual that would impose an obligation upon any Transferred Company to make any material contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any material improvements upon or in the vicinity of such lot, parcel or tract of land.

(h)           The Transferred Companies have in all material respects duly performed and observed all covenants, restrictions, real burdens, servitude conditions, reservations, conditions, agreements, statutory requirements, byelaws, orders, building regulations and other stipulations and regulations affecting the Real Property and the use of the Real Property and no Transferred Company has received any written complaint alleging material breach or non-observance in respect of them which remains outstanding and unresolved.

2.10        Material Contracts.  Schedule 2.10 of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each of the following Business Agreements (collectively, the “Material Contracts”):

(a)           any mortgage, indenture, note or other instrument or agreement for or relating to the borrowing of money by any Transferred Company (other than those in respect of trade payables arising in the ordinary course of business);

(b)           any guaranty by the Transferred Companies of any obligation for borrowed money (other than guaranties of credit cards of officers and employees of the Transferred Companies), excluding endorsements made for collection in the ordinary course of business;

(c)           any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of any Assets or businesses of third Persons (other than accounts payable and accrued liabilities constituting current liabilities);

(d)           any Business Agreement creating any Encumbrance on any of the Business Assets, other than a Permitted Encumbrance;

(e)           any Business Agreement containing non-competition, non-solicitation or other limitations restricting any Transferred Company’s ability to compete in any line of business, geographic area or with any Person or to solicit the employees or customers of any Person (other than confidentiality restrictions contained in any Business Agreement);

(f)            any Business Agreement (other than (x) for the purchase or sale of goods and services on a purchase order basis in the ordinary course of business and (y) Leases) which involved the payment of consideration to or by a Transferred Company, in each case, by or to a third Person, in excess of U.S.$750,000 during the fiscal year ended December 31, 2012;

(g)           any Business Agreement that is a partnership, joint venture or similar agreement;

(h)           any hedging agreement (such as a currency exchange, interest rate exchange, commodity exchange or similar contract) that will be binding on a Transferred Company after the Closing;

(i)            any Business Agreement (i) granting to a Transferred Company any right (including a license, covenant not to sue, release or immunity) in, under or to any Third-Party Intellectual Property (other than licenses for “off-the-shelf” shrinkwrap, clickwrap or other similar commercially available non-custom Software on generally standard terms and conditions), (ii) pursuant to which Sellers or a Transferred Company has granted to a third Person (including the Sellers and their Affiliates (other than the Transferred Companies)) any right (including a license, covenant not to sue, release or immunity) in, under or to any Owned Intellectual Property other than a grant of a non-exclusive license of a Trademark of a Transferred Company pursuant to a sales, distribution or agency agreement entered into in the ordinary course of business, where such license is related to the sale or distribution of a product of such Transferred Company to its customers;

(j)            any Business Agreement that requires any Transferred Company to purchase its total requirements of any product or service from any Person or contains a “take or pay” or similar provision;

(k)           any Business Agreement that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(l)            any Business Agreement that contains any product or service guaranty or warranty or right of return that is not consistent with the terms customarily provided by the Business in the ordinary course of business; and

(m)          any Business Agreement relating to any future capital expenditures by the Transferred Companies, individually or collectively, in excess of $500,000.

Each Material Contract is in full force and effect and constitutes a valid and legally binding obligation of the applicable Transferred Company and, to the Knowledge of Parent, of each other party thereto, enforceable against such Transferred Company and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.  Neither any Transferred Company nor, to the Knowledge of Parent, any other party to any Material Contract is in material breach or default of or under any such Material Contract, no event has occurred which within the passage of time or the giving of notice or both would constitute a material breach or default of or under any Material Contract, no Transferred Company has received written notice of any material breach or default of or under any such Material Contract and the execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to be executed and delivered by Parent or any of the other Sellers, and the consummation of the transactions contemplated hereby and thereby by Parent and the other Sellers, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any

Material Contract.  Parent has made available to Buyer, prior to the date of this Agreement, true and complete copies of all Material Contracts (including all amendments thereto).

2.11        Labor Matters.

(a)           Since the Lookback Date and through the date of the Agreement, there has been no labor strike, organized work stoppage, or lockout or, to the Knowledge of Parent, is such a strike, stoppage or lockout threatened against the Transferred Companies in relation to the Business Employees.

(b)           To the Knowledge of Parent, since the Lookback Date and through the date of the Agreement, there has been, no union organization campaign or material dispute with any works council or other employee representative body relating to any Business Employees.

(c)           Schedule 2.11(c) of the Disclosure Letter provides a true and complete list, as of the date of this Agreement, of all material collective bargaining agreements and any material works agreements (Betriebsvereinbarungen) on the group level (Konzernbetriebsvereinbarungen) or on the level of the individual Transferred Companies (Einzelbetriebsvereinbarungen), in each case, binding upon any of the Transferred Companies in relation to the Business on the date of this Agreement.  Parent has made available to Buyer true and complete copies of each such collective bargaining agreement.

(d)           As of the date of this Agreement, Southern Clay Products has not, and to the Knowledge of Parent, none of its respective representatives or employees has, committed any unfair labor practice in connection with the operation of the Business in the United States.  As of the date of this Agreement, there is no charge, complaint or other action against the Transferred Companies by the National Labor Relations Board or comparable Governmental Authority pending, or to the Knowledge of the Parent, threatened with respect to the Business Employees.  As of the date of this Agreement, the Transferred Companies have complied in all material respects with all Legal Requirements relating to employment and employment practices, including without limitation terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, immigration status, employee safety and health, wages, compensation and hours of work.

(e)           Since January 1, 2013 through the date of this Agreement, none of the Transferred Companies has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Transferred Companies or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of Transferred Companies.

(f)            Parent will deliver to Buyer on the date of this Agreement a separate Schedule 2.11(f), which will contain a true and complete list, as of the date of this Agreement, of (x) all of the Business Employees (on an anonymous basis), indicating their (i) job title, (ii) current base salary or wage rate and (iii) 2012 bonus, and (y) any consultants or independent contractors (on an anonymous basis) engaged by the Transferred Companies, indicating their function and their wage rate or fee arrangement.  After the date hereof, Parent will cooperate in providing Buyer with (i) the fringe benefits, 2013 holiday or vacation entitlement and immigration status of the Business Employees of the U.K. Company, and (ii) the fringe benefits of the Business Employees of Rockwood Clay Additives.

(g)           No Transferred Company is bound by (i) any restriction with respect to closure, downsizing or other restructuring affecting its workforce or a portion thereof, except for any restrictions under applicable Legal Requirements or (ii) any obligation to guarantee a certain number of employees at any of its sites.

(h)           None of the Business Employees listed on Schedule 2.11(h) of the Disclosure Letter has as of the date of this Agreement (i) either given notice in writing to the Transferred Companies, Parent or any of its Affiliates, or been given notice by the Transferred Companies, Parent or its Affiliates, of termination of or an intent to terminate their employment or engagement with the Transferred Companies, Parent or its Affiliates, and (ii) to the Knowledge of Parent, no such Business Employee has expressed an intention of delivering any such notice.

2.12        Employee Benefits.

(a)           Schedule 2.12(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (x) each material “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (y) any other material employee benefit plan, agreement, arrangement, program fund or commitment (whether of an individual or collective nature), including any stock option, stock purchase, stock award, deferred compensation, pension, retirement, death, old-age part-time (e.g. Altersteilzeit), savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, anniversary, jubilee, holiday, paid time off, disability, or severance pay plan and (z) any material employment, consulting, indemnification, severance, termination, retention or change-in-control agreement, in each case, which is sponsored or maintained by Parent, the Transferred Companies or any of their Affiliates, or to which Parent, the Transferred Companies or any of their Affiliates is required to make contributions or pursuant to which the Parent, the Transferred Companies or any of their Affiliates has any liability, direct or indirect, contingent or otherwise, on behalf of any current or former directors, officers, employees or consultants of the Transferred Companies (other than, with respect to any plan or arrangement not sponsored or maintained by the Transferred Companies or to which the Transferred Companies are not required to contribute, the Resigning Officers and Directors) (collectively, “Benefit Plans”).  Benefit Plans that are sponsored or maintained solely by one or more of the Transferred Companies are denoted by asterisk on Schedule 2.12(a) of the Disclosure Letter and are referred to herein as “Transferred Company Benefit Plans.”  Benefit Plans shall not include any statutory non-U.S. plans with respect to which any Transferred Company, Parent or any of their Affiliates are obligated to make contributions or comply with under applicable Legal Requirements.

(i)            With respect to each of the Transferred Company Benefit Plans, the Parent has made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including any amendments thereto) and, to the extent applicable, (A) any related trust agreement, annuity or insurance contract or other funding instrument; (B) any summary plan description (including any amendments thereto), (C) the most recent annual Form 5500 with respect to such Transferred Company Benefit Plan, (D) if such Transferred Company Benefit Plan is intended to be a qualified plan under section 401(a) of the Code, the most recent unrevoked favorable determination letter received from the IRS, and (E) the most recent actuarial reports concerning the obligations of the Transferred Companies under the Transferred Company Benefit Plans.

(ii)           With respect to each U.S. Benefit Plan, either (A) the Parent has made available to the Buyer a current, accurate and complete copy of  summary plan descriptions (including any amendments thereto) or other written summaries of such plans, or (B) a copy of such plan has been made publicly available as a filing to (or incorporation by reference on) the exhibits to Rockwood’s annual report on Form 10-K for the fiscal year ended December 31, 2012 (or any subsequent document filed with the SEC and made publically available).

(b)           Since the Lookback Date and through the date of the Agreement, there has been no material audit or investigation of any Transferred Company Benefit Plan by any Governmental Authority or, to the Knowledge of Parent, is such an audit or investigation threatened.

(c)           The obligations of the Transferred Companies with respect to German Transferred Company Benefit Plans are funded in accordance with and to the extent required by applicable Legal Requirements and the requirements of such German Transferred Company Benefit Plans.  With respect to the Business Employees, all contributions and premium payments in respect of the Transferred Company Benefit Plans (also including with respect to pension guaranty funds) currently outstanding that are required to have been paid under or with respect to such Transferred Company Benefit Plans will have been timely paid as of the Closing Date and all amounts which are not yet due have been properly accrued and recorded on the books of the Transferred Companies and, to the extent required by GAAP or other applicable Legal Requirement, adequate reserves are reflected on the Financial Statements.  Rockwood Clay Additives is the policyholder of all insurances that fund pension obligations of Rockwood Clay Additives.

(d)           With such exceptions as are individually or in the aggregate not material, (i) each U.S. Transferred Company Benefit Plan is, and since the Lookback Date has been, in compliance with all applicable Legal Requirements and administered in accordance with its terms, (ii) each U.S. Transferred Company Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to Parent’s Knowledge, there are no, and have not been any, circumstances or events that have resulted, or are likely to result, in the revocation of any such determination letter or disqualification of any such U.S. Transferred Company Benefit Plan, and (iii) to the Knowledge of Parent, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate of the Transferred Companies that could subject the Transferred

Companies, directly or indirectly, to a material liability under Code Section 412 or 430 or Title IV of ERISA.  As of the date of this Agreement, to the Knowledge of Parent, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any U.S. Transferred Company Benefit Plan or the Assets, fiduciaries or administrators thereof, which are likely to result in the imposition of liability on any Transferred Company.  No U.S. Transferred Company Benefit Plan is a “single-employer” plan (within the meaning of Section 4001(a)(15) of ERISA), a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and Southern Clay Products has no outstanding material liability with respect to any such plans it previously maintained or to which it was required to contribute.

(e)           No U.S. Transferred Company Benefit Plan provides retiree health or life insurance or other retiree welfare benefits to any Person, except as required by the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Legal Requirements, and to the Knowledge of Parent, there has been no communication to any U.S. Business Employee that could reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree welfare benefits.

(f)            The execution of this Agreement and the consummation of the transactions contemplated herein will not by itself or in conjunction with any other event, (i) entitle any Business Employee of Rockwood Clay Additives or Rockwood Additives Limited to terminate their employment or engagement, (ii) result in any payment (whether of severance pay or otherwise) or benefit (or any enhancement or improvement to any payment or benefit) becoming due or required to be provided from or under any Benefit Plan to any current or former director, officer, employee or consultant of the Transferred Companies, (iii) result in the vesting, acceleration, funding  or increase in the amount of any payment due or benefit payable to or in respect of any current or former director, officer, employee or consultant of the Transferred Companies, or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code.  None of the Transferred Companies have any indemnity obligations for excise taxes which may be imposed under Section 4999 of the Code.

(g)           To the Knowledge of Parent, no Transferred Company has given any indemnity, undertaking or guarantee in relation to the U.K. Retirement Plan.  There is no amount which is, or to the Knowledge of Parent might in the future be, treated as a material debt due from any Transferred Company to the trustees of any occupational pension scheme (other than the U.K. Retirement Plan) under section 144 of the Pension Schemes Act 1993, section 75 or 75A of the Pensions Act 1995, section 43 of the Pensions Act 2004 (Financial support directions) or section 47 of the Pensions Act 2004 (Contribution notices where non-compliance with financial support direction).  To the Knowledge of Parent, no person connected or associated with the Transferred Companies participates, or has participated, as an employer in a U.K. occupational pension scheme to which the Transferred Companies have any continuing material liability other than (a) the U.K. Retirement Plan, or (b) a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993, but reading that Act as if Part 4 of the Pensions Act 2011 were already in force).  For purposes of this paragraph, “connected” and “associated” are to be interpreted in accordance with sections 249 and 435 respectively of the Insolvency Act 1986.

2.13        Transactions with Affiliates; Enterprise Agreements.

(a)           Schedule 2.13(a) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of (i) all Business Agreements (other than intercompany purchase orders) between one or more of the Transferred Companies, on the one hand, and Parent and/or one or more of its Affiliates (other than the Transferred Companies), on the other hand, in effect as of the date of this Agreement and (ii) other material transactions in effect as of the date of this Agreement between one or more of the Transferred Companies, on the one hand, and Parent and/or one or more of its Affiliates (other than the Transferred Companies), on the other hand.

(b)           Schedule 2.13(b) of the Disclosure Letter sets forth a true and complete list of all control agreements, profit and loss transfer agreements or other enterprise agreements within the meaning of Section 291 of the German Stock Corporation Act (Aktiengesetz) (the “AktG”) to which Rockwood Clay Additives is a party as of the date of this Agreement (collectively, the “Enterprise Agreements”).

2.14        Environmental Matters.

(a)           The Transferred Companies are and since July 26, 2008 have been in all material respects in compliance with all Environmental Requirements.

(b)           During the five-year period preceding the date of this Agreement, the Transferred Companies have not received (i) written notice or a written request for information from any Governmental Authority with respect to any material Environmental Condition or (ii) written notice that any Transferred Company has been or may be identified in any action, suit, litigation, investigation or proceeding as a responsible party or a potentially responsible party for any material liability under Environmental Requirements which remains outstanding and unresolved.  To the Knowledge of Parent, no such notice or request has been threatened in writing.

(c)           As of the date of this Agreement, there is no material Litigation pending or, to the Knowledge of Parent, threatened in writing, against any Transferred Company or any Business Assets before or by any Governmental Authority pursuant to Environmental Requirements or relating to an Environmental Condition, and no Transferred Company is subject to any material judgment, decree, writ, injunction or order of any Governmental Authority, pursuant to Environmental Requirements or relating to an Environmental Condition.

(d)           The Transferred Companies hold, and are in all material respects in compliance with, all material Permits required under Environmental Requirements for the Transferred Companies to conduct the Business in all material respects in the manner it is conducted on the date of this Agreement.  All such Permits are on the date of this Agreement in all material respects in full force and effect, and no event has occurred and is continuing which requires, or after notice or lapse of time or both would require, any modification, revocation, non-renewal or termination of any such Permit.

(e)           None of the Transferred Companies have entered into any material written agreements or undertakings with any Person relating to any Remedial Action that remains in effect as of the date of this Agreement (except that the Leases and Permits may contain indemnities and/or agreements regarding such liabilities).

(f)            To Parent’s Knowledge, there are no material Environmental Conditions present at or migrating to or from the Owned Real Property or Leased Real Property or otherwise relating to the Business.

(g)           There are no underground storage tanks located on the Owned Real Property or the Leased Real Property, and no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes are now located, contained, used or stored by the Transferred Companies in or at the Owned Real Property or the Leased Real Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat).

(h)           The Parent has delivered to, or has otherwise made available for inspection by Buyer, all material investigation reports, studies or test results for the five-year period preceding the date of this Agreement in the possession, control or custody of the Parent or any Transferred Company related to Environmental Conditions at, environmental, health or safety matters in respect of, or Hazardous Substances in or on, the Real Property.

2.15        Intellectual Property.

(a)           Schedule 2.15(a) of the Disclosure Letter sets forth a true and complete list of the following categories of Intellectual Property that is registered, issued or subject to a pending application for registration or issuance in the name of any Transferred Company or that is otherwise owned by any Transferred Company:  (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) domain names, in each case listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application or registration is located, (C) the application or registration number and (D) the current status thereof.

(b)           (i) To the Knowledge of Parent, no Person is infringing, misappropriating or violating, nor during the two (2) years preceding the date of this Agreement have there been any infringements, misappropriations or violations, by any person of any Owned Intellectual Property, and (ii) no such action, suit or proceeding has been threatened in writing by Parent or its Affiliates (including the Transferred Companies) during such two (2) year period.

(c)           Except as would not reasonably be expected to as material to the Business taken as a whole, neither the Transferred Companies nor the conduct of the Business infringes, misappropriates or violates any Intellectual Property of any other Person.  Neither Parent nor any of the Transferred Companies has received any written notice from any other Person, and there is no Litigation pending (nor, to the Knowledge of Parent, threatened), alleging (i) that any Transferred Company or the conduct of the Business has infringed upon, misappropriated or violated the Intellectual Property of any other Person or (ii) the Owned Intellectual Property is invalid, unenforceable or not owned by the Transferred Companies, in each case, which claim is still pending or otherwise unresolved.

(d)           Except as otherwise set forth in Section 4.6 or in Schedule 2.15(a) of the Disclosure Letter, (i) the Transferred Companies are the sole and exclusive owners of the Intellectual Property scheduled in Schedule 2.15(a) of the Disclosure Letter and each other item of Owned Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances and (ii) the Owned Intellectual Property and the Intellectual Property licensed to the Transferred Companies pursuant to the Business Agreements listed in Section 2.10(i)(i) constitute in all material respects the Intellectual Property required to conduct the Business in the manner in which it is conducted as of the date of this Agreement (other than licenses for “off the shelf” shrinkwrap, clickwrap or other similar commercially available non-custom Software on generally standard terms and conditions), and each of the Transferred Companies shall have all such rights in the foregoing immediately following the Closing.

(e)           Except as otherwise set forth in Schedule 2.15(a) of the Disclosure Letter, the Intellectual Property scheduled thereon is valid, subsisting and enforceable.  To the Knowledge of Parent, each of the Sellers and the Transferred Companies have complied with and are in compliance with all Legal Requirements (including payment of all applicable fees) with respect to any such Intellectual Property.

(f)            Each of the Transferred Companies has taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property, including establishing a policy that requires each employee and consultant of each Transferred Company and any other Person with access to such Owned Intellectual Property to agree to protect the security confidentiality and value of such Trade Secrets, and, to the Knowledge of Parent, there has not been any unauthorized disclosure of any Trade Secrets included in the Owned Intellectual Property.

(g)           Each of the Transferred Companies has taken reasonable measures to ensure that all former and current employees, consultants and contractors of any Transferred Company who contribute or have contributed to the creation or development of any material Intellectual Property in the course of their employment or engagement or otherwise for or on behalf of the Transferred Companies execute written instruments with such Transferred Company that assign to such Transferred Company all rights, title and interest in and to any such contributions or otherwise validly assign all such right, title and interest to such Transferred Company that the Transferred Company does not already own by operation of law.

(h)           Parent and its Affiliates (other than the Transferred Companies) do not own, and do not have any license or right to use, any Intellectual Property used in the Business, and do not have the Trade Secrets used in the Business.

2.16        Permits.  The Transferred Companies hold, and are in all material respects in compliance with, all material Permits (other than Permits required under Environmental Requirements, which are addressed in Section 2.14) required to conduct the Business in all material respects in the manner in which it is conducted as of the date of this Agreement.  All such material Permits are in full force and effect, and no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any such Permit.

2.17        Insurance.  All material assets and risks of the Transferred Companies are covered by valid insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Business, taken as a whole.  All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid in full.  As of the date of this Agreement, no written notice has been received by Parent or any of the Transferred Companies that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.

2.18        Customers and Suppliers.  Schedule 2.18 of the Disclosure Letter sets forth a true and complete list of the fifteen (15) largest customers and distributors and the fifteen (15) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2012, showing the approximate total sales by the Transferred Companies to each such customer and the approximate total purchases by the Transferred Companies from each such supplier, during such period.  Since December 31, 2012 and prior to the date of this Agreement, no customer or supplier listed on Schedule 2.18 of the Disclosure Letter has terminated in writing its relationship with any Transferred Company or materially reduced, or adversely changed the pricing of, its business with any Transferred Company and, to the Knowledge of Parent, no customer or supplier listed on Schedule 2.18 of the Disclosure Letter has notified any Transferred Company that it intends to terminate or materially reduce, or adversely change the pricing of, its business with any Transferred Company.

2.19        Compliance with Foreign Corrupt Practices Act.  Since the Lookback Date, none of the Transferred Companies, or any director, officer, agent, employee or other person acting on behalf of any Transferred Company, has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or similar laws of any jurisdiction.  Since the Lookback Date, none of the Transferred Companies has received any written communication that alleges that any of the Transferred Companies, or its representative, has or may have violated or have any liability under such Legal Requirements.

2.20        Brokers.  Except for Lazard Frères & Co. LLC, whose fees and expenses will be paid by Parent or one of its Affiliates (other than the Transferred Companies), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Parent or any of its Affiliates (including the Transferred Companies).

2.21        Product Liabilities.  Since the Lookback Date, (i) no Transferred Company has received any written claim alleging Losses in an amount in excess of $200,000 as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any products designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Transferred Companies, whether incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Legal Requirement or otherwise, (ii)

no Governmental Authority has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by any Transferred Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority and no product designed, manufactured, sold, leased, licensed, or delivered by any Transferred Company has been recalled and (iii) no Transferred Company has received any written notice of recall of any such product from any Governmental Authority.  Except for normal returns and allowances which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Business, taken as a whole, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) could result in any such Losses or recall.

The parties hereto agree as follows:

2.22        NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, PARENT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND PARENT HEREBY DISCLAIMS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY PARENT, THE OTHER SELLERS, THE TRANSFERRED COMPANIES, THEIR AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TRANSFERRED COMPANIES, THE BUSINESS, THE SHARES, THE BUSINESS ASSETS, THE LIABILITIES OF THE BUSINESS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY OTHER MATTER WHATSOEVER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY PROJECTIONS OR DUE DILIGENCE REPORTS) BY PARENT, THE OTHER SELLERS, THE TRANSFERRED COMPANIES, OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IT IS NOT RELYING ON ANY INFORMATION OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II.  NOTHING HEREIN SHALL LIMIT THE LIABILITY OF ANY PARTY FOR INTENTIONAL FRAUD.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent as follows:

3.1          Incorporation of Buyer.  Buyer is a company with limited liability, validly existing and in good standing under the laws of Germany, and the share capital of Buyer has been fully paid in.

3.2          Power; Authorization; Consents.

(a)           Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by the sole shareholder of Buyer and no other corporate proceedings on the part of Buyer or its sole shareholder are necessary to authorize and approve this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer, and the Ancillary Documents to be executed and delivered by Buyer at the Closing will be duly executed and so delivered by Buyer.  This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by Buyer will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(b)           The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            contravene any provisions of the certificate of incorporation or by-laws (or comparable organization documents) of Buyer;

(ii)           in any material respect, conflict with, result in a breach of any provision of, constitute a default under, or entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, any material contract, agreement, lease, order, arbitration owed, judgment or decree or other material commitment, to which Buyer is a party or to which any of its Assets is subject;

(iii)          in any material respect, violate or conflict with any material Legal Requirements applicable to Buyer or any of their businesses or Assets; provided, that Buyer makes no representation or warranty in this Section 3.2(b)(iii) with respect to any Antitrust Law; or

(iv)          require Buyer or any of its Affiliates to obtain, secure or make any material Approval, except for compliance with and filings under the HSR Act and the Non-U.S. Antitrust Approvals.

3.3          Litigation.  As of the date of this Agreement, there is no Litigation pending or, to the knowledge of Buyer, threatened in writing, against Buyer or any of its Affiliates that would, if adversely determined, materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which Buyer is a party.

3.4          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Buyer or any of its Affiliates.

3.5          Investment Intent of Buyer.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Shares.  Buyer is acquiring the Shares pursuant to this Agreement for its own account for investment purposes only, and not with the view to or in connection with any distribution thereof.  Buyer acknowledges and agrees that the Transferred Companies, the Shares and Business are being sold “as is”, except as expressly set forth in this Agreement.  Buyer acknowledges and agrees that it has conducted its own independent inspection, examination and determination with respect to the Shares, the Business, the Business Assets and the condition of the Transferred Companies (financial, Tax or otherwise).  Without limiting the generality of the foregoing, Buyer acknowledges that Parent makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transferred Companies or the Business or the future business and operations of the Transferred Companies or the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its representatives with respect to the Transferred Companies, the Shares or the Business.

3.6          Cash Resources.  Buyer, together with its Affiliates, including Guarantor, will have at the Closing sufficient funds to enable Guarantor to pay the Purchase Price on behalf of Buyer and for Buyer to perform its obligations under this Agreement and the Ancillary Documents to which it is or at the Closing will be a party.

ARTICLE IV

COVENANTS

4.1          Access; Confidentiality.

(a)           Between the date of this Agreement and the Closing, Parent will, and will cause the Transferred Companies to, during normal business hours and upon reasonable prior notice, (i) provide to Buyer and its representatives reasonable access to the premises, property, books and records of the Transferred Companies related to the Business, (ii) furnish to Buyer and its representatives financial information, operating data and other information pertaining to the Business and the Business Assets, (iii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (iv) permit Buyer and its representatives to conduct reasonable interviews of executive officers of the Business; provided, however, that (x) Buyer shall exercise its right under this Section 4.1(a) in such a manner as to not unreasonably interfere with the operation of the Business, (y) for the avoidance of doubt, Buyer’s right under this Section 4.1(a) shall in no way include the right to any invasive environmental investigation or invasive procedure or investigation, including any sampling, testing or removal of materials (other than documents to the extent permitted hereunder) from the offices, factories and properties of Parent, the other Sellers or the Transferred Companies without the consent of Parent, and (z) Parent may limit such access described in clauses (i) through (iv) above to the extent such access (A) would, in the opinion of Parent’s counsel, violate or give rise to liability under applicable Legal Requirements, including any Antitrust Laws, (B) would require Parent or any of its Affiliates to waive any attorney-client privilege or (C) conflicts with any confidentiality obligations to which Parent or any of its Affiliates is bound; provided, that Parent shall use commercially reasonable efforts to establish a process that, through customary steps, such as targeted redactions, providing information to counsel to review and summarize for Buyer or using a clean room environment, will provide Buyer with timely access to the fullest extent possible in a manner that allows Parent to avoid such consequences; provided, further, that the access to any information provided by Parent or knowledge obtained by Buyer pursuant to this Section 4.1 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Closing in Articles V and VI or otherwise prejudice in any way the rights and remedies of Buyer hereunder, including pursuant to Article VII, (ii) be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement or (iii) be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by Parent.

(b)           Subject to Section 4.21, all information provided to Buyer or its representatives by or on behalf of Parent, the other Sellers, the Transferred Companies, their Affiliates or their representatives (whether pursuant to this Section 4.1 or otherwise) prior to the Closing will be governed and protected by the Confidentiality Agreement between Parent and Buyer dated July 1, 2013 (the “Confidentiality Agreement”).

4.2          Announcements.  Prior to the Closing, no party shall, and each party shall cause its Affiliates and representatives, including any financial advisors, not to, issue any press release or otherwise directly or indirectly make any public statement or announcement with respect to the transactions contemplated hereby without the prior consent of the other party, except as may be required by applicable Legal Requirements or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed (in which case the party required (or whose Affiliate or representative is required) to make the release, statement or announcement shall, to the extent practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of its issuance (the first party being under no obligation to accept any such comments)).

4.3          Conduct of Business Prior to the Closing.

(a)           During the period from the date of this Agreement and continuing until the Closing, except as expressly provided in or otherwise contemplated by this Agreement or as set forth on Schedule 4.3(a) of the Disclosure Letter and except for the Restructurings, to the extent that Buyer otherwise shall consent (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (to the extent related to the Business) shall, and shall cause the other Sellers (to the extent related to the Business) and the Transferred Companies to, conduct the Business in all material respects in the ordinary course of business and use commercially reasonable efforts to keep available in all material respects the services of their present officers and other key employees to preserve in all material respects the Business Assets and their relationships with material customers, suppliers, landlords, licensors, licensees, distributors and others having material business dealings with them, and continue making expenditures, collecting accounts receivable and paying accounts payable in the ordinary course of business.

(b)           Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Closing, except as expressly provided in or otherwise contemplated by this Agreement or as set forth on Schedule 4.3(b) of the Disclosure Letter and except for the Restructurings, to the extent that Buyer otherwise shall consent (which consent shall not be unreasonably withheld, delayed or conditioned) or as required by changes in applicable Legal Requirements, Parent (to the extent related to the Business) shall not, and shall not permit any of the other Sellers (to the extent related to the Business) or Transferred Companies to, do any of the following:

(i)            amend the certificates of incorporation or by-laws (or comparable organizational documents) of any Transferred Company;

(ii)           (A) issue additional shares of capital stock or other equity interests of any Transferred Company or (B) sell, subject to any Encumbrance or dispose of any Shares, any Subsidiary Shares or any other shares of capital stock or other securities of, or other ownership interests in, any Transferred Company or grant options, warrants, calls or other rights to purchase or otherwise acquire Shares, Subsidiary Shares or other shares of the capital stock or other securities of, or other ownership interests in, any Transferred Company, other than (1) in the case of subclauses (A) and (B), any issuances, sales, dispositions or grants to one or more Transferred Companies as contemplated by the Restructurings or (2) in the case of subclause (B), any Encumbrances that will be released prior to the Closing;

(iii)          sell, transfer, license, sublicense, lease, abandon, allow to lapse or otherwise dispose of any of the material Business Assets (including any Owned Intellectual Property), except for a grant of a non-exclusive license of a Trademark of a Transferred Company pursuant to a sales, distribution or agency agreement entered into  in the ordinary course of business, where such license is related to the sale or distribution of a product of such Transferred Company to its customers;

(iv)          alter in any manner the base salary or other compensation or benefits due or payable (or that may become due or payable) to any Business Employee or class or group of Business Employees, other than (x) in the ordinary course of business consistent with past practice with respect to Business Employees with annual base salaries of less than $150,000, (y) as required by Benefit Plans or Business Agreements, in each case, as in effect as of the date of this Agreement, or any collective bargaining agreements (including any Verbandstarifverträge) or any other agreements with any labor unions or works council as in effect on the date hereof or as entered into or amended consistent with the terms of this Agreement, or (z) as required by applicable Legal Requirements;

(v)           terminate or materially amend any Benefit Plan or adopt any new agreement, plan or arrangement that would have been a Benefit Plan had it existed as of the date hereof, other than (x) a termination, amendment or adoption that does not materially increase the cost to the Transferred Companies, (y) as required by Benefit Plans or Business Agreements, in each case, as in effect as of the date of this Agreement, or any collective bargaining agreements or any other agreements with any labor unions or works council as in effect on the date hereof or as entered into or amended consistent with the terms of this Agreement, or (z) as required by applicable Legal Requirements;

(vi)          (x) forgive any loans to any Business Employee with an annual base salary of more than $150,000 and (y) forgive any loans to any other Business Employee other than in the ordinary course of business consistent with past practice;

(vii)         terminate, or transfer to Parent or any of its Affiliates other than a Transferred Company, the employment or engagement of any Business Employee, other than (w) as necessary to comply with the requirements of Section 9.4(b) of this Agreement, (x) with respect to the Resigning Officers and Directors, (y) with respect to the employees listed on Schedule 4.3(b)(vii) of the Disclosure Letter (the “Retained Employees”) or (z) for cause with prior reasonable notice to Buyer and in the ordinary course of business;

(viii)        enter into, amend, or terminate, in any material respect, any collective bargaining agreement, works council agreement or other arrangement with a union, works council or similar representative of any Business Employee, other than in the ordinary course of business or as required by applicable Legal Requirements; provided, however, that Southern Clay Products will reasonably consult with Buyer with respect to the negotiations and renewal of the Chemical Workers CBA;

(ix)          make any changes in the senior management of the Transferred Companies other than with respect to (x) any voluntary resignations from employment, or (y) any termination of employment for cause;

(x)           make any material change in any accounting method or practice with respect to the Business, except as may be required by GAAP;

(xi)          declare, set aside or pay any non-cash dividend or distribution in respect of any shares of capital stock or other equity security of any Transferred Company, or purchase, redeem or acquire any shares of capital stock or other equity security of any Transferred Company;

(xii)         subject to any voluntary Encumbrance (other than Permitted Encumbrances) any Business Assets which Encumbrance shall not be released or satisfied prior to the Closing;

(xiii)        make or enter into any Business Agreement that would be a Material Contract or Lease, other than any Business Agreement made or entered into in the ordinary course of business, or enter into any Business Agreement containing any obligations of the types described in Section 2.10(e), (j) or (k);

(xiv)        accelerate, renew (other than in the ordinary course of business), terminate, restate, or in any material respect, amend, supplement or waive, any material rights under any Material Contract or Lease;

(xv)         settle, pay, discharge, satisfy or compromise any material action, suit, litigation, investigation, proceeding or claim relating to, or, other than in the ordinary course of business, waive, release, grant or transfer any material rights of, the Transferred Companies, the Business or the Business Assets (in each case, other than with respect to Tax matters which shall be governed by Section 4.3(b)(xvii));

(xvi)        enter into or agree to enter into any merger or consolidation with any Entity, engage in any new material line of business, discontinue an existing line of business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person, other than extensions of trade credit or loans or advances to employees, in each case, in the ordinary course of business;

(xvii)       make a material change in its Tax accounting methods or annual Tax accounting period, or, in respect of Taxes, change or rescind any material election, amend any material Tax Return, enter into any closing agreement in respect of material Taxes, settle any material claim or assessment, surrender any right to claim a refund, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or take any similar action relating to the filing of any material Tax Return or the payment of any material Tax, in each case, which could reasonably be expected to materially increase the Tax liability, or materially decrease any Tax attribute, of any Transferred Company for any taxable period beginning after the Closing Date;

(xviii)      except as expressly contemplated by the Restructurings, create any Subsidiary of a Transferred Company;

(xix)        enter into any commitment for capital expenditures other than expressly provided for in the budget of the Transferred Companies or in excess of $500,000 in the aggregate; or

(xx)         agree or otherwise become obligated, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding any provision of this Agreement, (x) the Transferred Companies may distribute some or all of their cash, short term investments and cash equivalents to their stockholders or other equity holders at or prior to the Closing and take such actions as may be required to effect the foregoing, (y) prior to the Closing, Sellers may continue to manage the Transferred Companies’ cash through intercompany accounts and cash management arrangements consistent with past practices and (z) Sellers and the Transferred Companies may take any of the actions specified on Schedule 4.3 of the Disclosure Letter at or prior to the Closing.

4.4          Consents; Cooperation.  Subject to the terms and conditions hereof, Parent and Buyer will use their respective commercially reasonable efforts (and to the extent necessary, will use their respective commercially reasonable efforts to cause their Affiliates to use their respective commercially reasonable efforts):

(a)           to obtain, secure or make prior to the earlier of the date required (if so required) or the Closing Date, any Consents or Approvals of, to or with any Governmental Authority or any other third Person (subject to Section 4.9) that are required for the consummation of the transactions contemplated by this Agreement;

(b)           subject to Section 4.5, to defend, consistent with applicable Legal Requirements, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby;

(c)           subject to Section 4.1, to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

(d)           subject to Section 4.5(c), to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in Articles V and VI.

4.5          Competition Filings.

(a)           In furtherance of the respective obligations of Buyer and Parent contained in Section 4.4, Parent and Buyer shall (i) as promptly as practicable, but in no event later than ten (10) Business Days, following the execution and delivery of this Agreement, file or cause to be filed with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the initial notification and report form under the HSR Act required for the transactions contemplated hereby, (ii) if required by any Applicable Non-U.S. Antitrust Law, as promptly as practicable following the date of this Agreement, notify the transactions contemplated hereby to any other Governmental Authority with competent jurisdiction to review the transactions contemplated hereby pursuant to such Applicable Non-U.S. Antitrust Laws, (iii) cooperate (and shall cause their respective Affiliates to cooperate) in promptly responding to and promptly providing the information requested by (A) any request for additional information and documentary material under the HSR Act or (B) any requests for information from any Governmental Authority pursuant to any Applicable Non-U.S. Antitrust Law, (iv) seek to terminate any waiting periods under the HSR Act or  applicable suspensory periods during which the Closing cannot occur under any other applicable Antitrust Laws as soon as practicable, (v) obtain any required consents or approvals pursuant to any Applicable Non-U.S. Antitrust Law, and (vi) furnish the other party and the other party’s counsel as promptly as practicable with all such information and reasonable assistance as may be reasonably required in order to effectuate the foregoing actions.  Neither party to this Agreement shall agree to any voluntary extension or delay of any waiting periods or applicable suspensory periods during which the Closing cannot occur under the HSR Act or under any Applicable Non-U.S. Antitrust Law, or otherwise withdraw its notification and report form under either the HSR Act or any Applicable Non-U.S. Antitrust Law, in each case, unless both Parent and Buyer have given their prior written consent to such extension, delay or withdrawal.

(b)           Buyer and Parent shall use their commercially reasonable efforts to defend any challenge, administrative process or litigation brought by any Governmental Authority or third person seeking to restrain or prohibit any of the transactions contemplated by this Agreement under any Antitrust Laws, and to vacate any relevant restraining order, injunction or adverse decision that prohibits the consummation of the transactions contemplated by this Agreement, in each case, so as to permit the transactions contemplated by this Agreement to be consummated as expeditiously as possible.

(c)           Subject to the terms and conditions herein provided, and without limitation by the foregoing, Buyer shall offer to take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all other commercially reasonable things necessary, proper or advisable to eliminate any objection that any Governmental Authority has to the transactions contemplated by this Agreement under applicable Antitrust Laws and to consummate the transactions contemplated by this Agreement, in each case, as expeditiously as possible.

(d)           Subject to applicable Legal Requirements, the preservation of the attorney-client privilege and the instructions of any Governmental Authority, Parent and Buyer shall each keep the other informed of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications between Parent or Buyer, as the case may be, or any of their respective Affiliates (with any competitively sensitive information being provided on an external counsel basis only and excluding any internal business documents of Buyer), and any third Person and/or any Governmental Authority with respect to such transactions.  Parent and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority with respect to such transactions.  Parent and Buyer each agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

4.6          Use of Name.

(a)           Buyer agrees that (except as expressly set forth in this Section 4.6(a)), after the Closing neither Buyer nor its Affiliates (including the Transferred Companies) shall have any rights in and to the mark “Rockwood” or any Trademark  related thereto or containing or comprising any of the foregoing, including any mark or term confusingly similar thereto or derivative thereof (the “Seller Marks”), and will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Seller Marks or otherwise hold itself out as having any affiliation with Parent or any of its Affiliates.  Buyer agrees that, after the expiration of the license contained in this Section 4.6(a), if any of the Business Assets, including any promotional materials, bear the Seller Marks, Buyer shall, prior to distributing, selling or otherwise making use (other than internal use) of such Business Assets, remove, delete or render illegible the Seller Marks as they may appear on such Business Assets; provided that Buyer shall use its commercially reasonable efforts to remove, delete or render illegible any Seller Marks from any Business Assets used for internal use as promptly as practicable following the expiration of such license.  Notwithstanding the foregoing, Parent hereby grants to Buyer and the Transferred Companies a non-exclusive, non-assignable, fully paid-up, royalty-free, worldwide license for a period of one hundred and twenty (120) days after the Closing Date to use the Seller Marks to distribute, sell and offer for sale, products and services, including for the display of marketing, promotional and advertising materials, business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Seller Marks (collectively, “Supplies”), provided such Supplies (i) were included within the inventory of Business Assets as of the Closing, (ii) are used solely in connection with the promotion, marketing, advertising and sale of the Business’ products of the type sold, and in a manner consistent with that used, prior to the Closing and (iii) clearly indicate that (x) the Transferred Companies are not affiliated with Parent or any of Parent’s Affiliates and (y) the inclusion of the Seller Marks in the Supplies shall not be construed as an endorsement of any of the Business’ products by Parent or any of Parent’s Affiliates.  Buyer shall indemnify and hold harmless the Seller Indemnitees against all Losses asserted against or imposed upon them as a consequence of the use of the Seller Marks by Buyer and its Affiliates (including the Transferred Companies) following the Closing, except for any Losses asserted against or imposed upon them as a consequence of any claim that the use of the Seller Marks infringes the rights of any third Person.

(b)           Buyer agrees to cause each Transferred Company whose name includes the name “Rockwood” to, promptly following the Closing, and in any event within fifteen (15) Business Days after the Closing Date, change its name such that its name does not include the name “Rockwood.”

4.7          Notification of Certain Matters.  Between the date of this Agreement and the Closing, (a) Parent will give prompt notice in writing to Buyer of (i) any written notice or other written communication it receives from any Governmental Authority in connection with the transactions contemplated by this Agreement, to the extent permitted by Legal Requirements,

(ii) any written notice from any Person alleging that the Consent or Approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents, or (iii) any specific event or circumstance of which it has Knowledge, or of which it receives written notice, that (x) has had or could reasonably be expected to have, individually or in the aggregate, taken together with other events or circumstances, a Material Adverse Effect or (y) will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article V by the Outside Date, and (b) Buyer will give prompt notice in writing to Parent of (i) any written notice or other written communication it receives from any Governmental Authority in connection with the transactions contemplated by this Agreement, to the extent permitted by Legal Requirements, (ii) any written notice from any Person alleging that the Consent or Approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents, or (iii) any specific event or circumstance of which it has knowledge, or of which it receives notice, that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VI by the Outside Date; provided, however, that the delivery of any notice by Parent and the information or knowledge obtained by Buyer pursuant to this Section 4.7 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Closing in Articles V and VI or otherwise prejudice in any way the rights and remedies of Buyer hereunder, including pursuant to Article VII, (ii) be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement or (iii) be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by Parent.

4.8          Retention of Books and Records.  Buyer will retain, or cause its Affiliates (including the Transferred Companies) to retain, all books, records and other documents pertaining to the Business in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Parent or its representatives, at Parent’s expense, upon reasonable notice and subject to entry into customary confidentiality obligations.  Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Transferred Companies) until the later of (i) seven (7) years following the Closing or (ii) the expiration of the statute of limitations for the assessment of Taxes in the jurisdiction to which such books, records and documents relate, and that thereafter no such books, records or documents will be destroyed without first advising Parent in writing and providing to Parent a reasonable opportunity to obtain possession or make copies thereof at Parent’s expense.

4.9          Permits.  Buyer shall be responsible for effecting all updates and amendments and reissuances of Permits required in connection with or as a result of the transactions contemplated hereby.  Parent will, and will cause its Affiliates to, reasonably cooperate with Buyer in effecting such updates, amendments and reissuances.

4.10        Intercompany Agreements.

(a)           As of the Closing, all Business Agreements and transactions between Parent and its Affiliates (other than the Transferred Companies) on the one hand, and the Transferred Companies, on the other hand(other than the Business Agreements or other transactions listed on Schedule 4.10 of the Disclosure Letter) will either be terminated or amended to remove or replace the applicable Transferred Company or Affiliate of Parent, as the case may be, as a party to such agreement, as applicable, without further liability to any Transferred Company that is a party thereto with respect to periods following the Closing.

(b)           Parent shall, and shall cause its Affiliates (including the other Sellers and the Transferred Companies) to take such actions as are necessary to ensure that the Retained Cash Balances do not exceed U.S.$10.0 million at Closing; provided that any amounts deemed to be Retained Cash Balances pursuant to Section 4.22 shall not be Retained Cash Balances for these purposes.

4.11        Indebtedness.  Prior to the Closing, except for any Indebtedness arising under any Enterprise Agreement, Parent will cause each Transferred Company to pay, discharge, compromise, settle, terminate or otherwise satisfy (or cause to be paid, discharged, compromised, settled, terminated, contributed to the capital of the applicable Transferred Company or otherwise satisfied) in full all Indebtedness of the Transferred Companies, including any intercompany Indebtedness owing from any Transferred Company to Parent or any of its Affiliates (other than the Transferred Companies) and all Indebtedness listed on Schedule 2.5(b) of the Disclosure Letter.  In addition, Parent will cause all intercompany Indebtedness owing from Parent or any of its Affiliates (other than the Transferred Companies) to the Transferred Companies to be paid, discharged, compromised, settled, terminated, contributed to the capital of Parent or the applicable Affiliate or otherwise satisfied in full prior to the Closing.

4.12        Guarantees.  The parties shall use their commercially reasonable efforts to obtain, on or before the Closing Date, and in any event within ninety (90) days following the Closing Date, the release of each of the obligations of Parent (or any Affiliate thereof, other than the Transferred Companies) to guaranty the liabilities listed on Schedule 4.12 of the Disclosure Letter, and Buyer shall provide such guarantees as shall be reasonably required to obtain such release.  Buyer shall indemnify and hold harmless Parent in respect of any liability or expense incurred by Parent (or any Affiliate thereof, other than the Transferred Companies) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

4.13        Title Insurance.  Prior to the Closing, Parent will cause the Transferred Companies to reasonably cooperate with Buyer in Buyer’s efforts to obtain title insurance or title reports in respect of the Real Property located in the United States.  Such cooperation will include the execution of such customary instruments by Parent reasonably requested by Buyer’s title insurance company to enable Buyer to obtain such insurance and desired endorsements; provided, however, that Parent and its Affiliates (other than the Transferred Companies) shall not be required to execute any instrument which expands in any way the representations and warranties contained herein or the liabilities of Parent hereunder (for purposes of this Agreement, any instrument executed by the Transferred Companies pursuant to this Section 4.13 shall be deemed to have been executed and delivered following the Closing).  The premiums for such title insurance will be Buyer’s responsibility.

4.14        Restructurings.  Parent shall cause the Restructurings to be consummated in accordance with Schedule A-2 of the Disclosure Letter and shall use commercially reasonable efforts to consummate the Restructurings prior to the date the Closing would otherwise be required to occur pursuant to this Agreement without giving effect to the conditions to the consummation of the Closing set forth in Sections 5.5 and 6.4.  All fees, expenses and other liabilities, other than Taxes (liability for which Buyer is indemnified for to the extent provided in Section 9.1(a)(iii)), in connection with the Restructurings shall be Parent’s responsibility.

4.15        Restrictive Covenants.

(a)           Parent agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of two (2) years following the Closing Date, Parent will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment or hire any Business Employee who is or has been employed by any of the Transferred Companies, at, or at any time within one (1) year prior to, the time of the act of solicitation; provided, however, that (i) general solicitations, such as through newspaper advertisements not directed at Business Employees, will not be deemed to violate this Section 4.15(a) and (ii) this Section 4.15(a) shall not apply in respect of any Business Employee whose employment with Buyer or any of its Affiliates, including the Transferred Companies, is terminated by Buyer or any of its Affiliates.

(b)           Parent agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of three (3) years following the Closing Date, Parent will not, and will not permit any of its Affiliates to, engage in the Business in any country (the “Restricted Territory”) in which the Business conducts operations as of the Closing Date (the “Restricted Business”); provided, however, that nothing herein shall be construed to prevent Parent or its Affiliates from (w) acquiring or owning, directly or indirectly, up to 5% of a class of equity securities issued by any Person that engages, directly or indirectly, in the Restricted Business in the Restricted Territory that is publicly traded or listed on any stock exchange or automated quotation system, (x) conducting any business conducted by them on the Closing Date (other than those conducted through the Transferred Companies), (y) acquiring any Entity or business or owning such acquired Entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory; provided, however, that if more than 15% of the aggregate net revenue derived from the last complete fiscal year of such acquired Entity or business (calculated on a consolidated basis) was attributed to the Restricted Business in the Restricted Territory, Parent will or will cause its applicable Affiliate to, as the case may be, use commercially reasonable efforts to dispose of such portion of such Entity or business to the extent that it engages in the Restricted Business in the Restricted Territory within nine (9) months of the consummation of such acquisition by Parent or such Affiliate, or (z) performing its obligations under this Agreement or any Ancillary Document.

(c)           Notwithstanding anything herein to the contrary, the restrictions set forth in Sections 4.15(a) and 4.15(b) will apply only to Rockwood and Entities “controlled by” (as such term is defined in the definition of the term “Affiliate”) Rockwood, and shall not apply to any third Person or the Affiliates of such third Person (other than Rockwood, and any Entities “controlled” by Rockwood) that acquires Rockwood or any Entities “controlled” by

Rockwood, whether as a result of a merger, consolidation, other business combination, or acquisition of all or substantially all of its assets or business.

(d)           Parent acknowledges and agrees that the covenants set forth in this Section 4.15 are reasonable in geographical and temporal scope and in all other respects, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Parent in binding itself and its Affiliates to these restrictions.  In the event of a breach or a threatened breach by Parent or any of its Affiliates of these restrictions, Buyer will be entitled to seek an injunction restraining Parent or such Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(e)           If any court determines that any provision included in this Section 4.15 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

4.16        Cooperation in Litigation.  Buyer and Parent shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business prior to the Closing and involving one or more third Persons.  The party requesting such cooperation shall pay the reasonable out of pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its Affiliates or its and their officers, directors, employees and agents for their time spent in such cooperation.

4.17        Assistance Obligations of Buyer.  After the Closing, Buyer will (and will cause the Transferred Companies and its other Affiliates to) reasonably assist Parent and its Affiliates in preparing information for various Governmental Authorities or third party insurance providers under policies held by Parent or its Affiliates after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Business, the Business Assets and/or the liabilities of the Business.  Such information includes, but is not limited to, information required by Parent and its Affiliates to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Parent or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences prior to Closing.  Parent shall reimburse Buyer for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by Parent and its Affiliates in connection with the compliance by Parent with its obligations under this Section 4.17.

4.18        Further Assurances.  Any time after the Closing, Parent and Buyer will, and Buyer will cause the Transferred Companies to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Parent, as the case may be, to satisfy or in connection with its obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

4.19        Insurance.  From and after the Closing Date, the Transferred Companies shall cease to be insured by Parent’s or Parent’s Affiliates’ (other than the Transferred Companies’) insurance policies or by any of Parent’s or Parent’s Affiliates’ (other than the Transferred Companies’) self-insured programs.  From and after the Closing, Parent shall be responsible for the administration and payment of all claims made by any of the Transferred Companies prior to the Closing under any of Parent’s or Parent’s Affiliates’ (other than the Transferred Companies) insurance policies or self-insured programs, and Buyer and its Affiliates (including the Transferred Companies) shall reasonably cooperate with any reasonable requests of Parent in connection with administration and payment of such claims.  For the avoidance of doubt, following the Closing, Parent and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Buyer or the Transferred Companies.  Prior to and after the Closing, Parent and its Affiliates (including, prior to the Closing Date, the Transferred Companies) shall reasonably cooperate with Buyer to assist Buyer in obtaining replacement insurance policies.

4.20        Privileged Matters; Waiver of Conflicts.  The parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Parent or its Affiliates (other than the Transferred Companies) and the Transferred Companies shall be subject to a shared privilege between Parent, on the one hand, and the Transferred Companies, on the other hand, and Parent and the Transferred Companies shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Legal Requirements and no such shared privilege may be waived by (a) Parent without the prior written consent of Buyer or (b) by Buyer or any Transferred Company without the prior written consent of Parent; provided, however, that any information relating to or arising out of any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which an Indemnifying Party has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of such Indemnifying Party, and such Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Legal Requirements in connection with any privileged information, whether or not such information is in the possession of or under the control of any Indemnified Party.  Buyer, on behalf of itself and its Affiliates, including, following the Closing, the Transferred Companies, hereby irrevocably waives any conflicts arising out of the representation of the Transferred Companies by Hughes Hubbard & Reed LLP or Willkie Farr & Gallagher LLP prior to the Closing that may, following the Closing, prevent such firms from representing Parent and its Affiliates in any matter

(including with respect to claims and legal proceedings arising under or with respect to this Agreement and the transactions contemplated hereby).

4.21        Post-Closing Confidentiality.  For five (5) years following the Closing, Parent shall keep confidential, and shall cause its Affiliates and its and their representatives to keep confidential, all information relating to the Business, the Transferred Companies and the Business Assets (“Confidential Information”), except (a) with the prior written consent of Buyer, (b) to the extent necessary to comply with applicable Legal Requirements, including federal securities laws, the valid order of a court of competent jurisdiction or any judicial or administrative process, in which event, to the extent permitted by such Legal Requirement, order or process, Parent shall notify Buyer as promptly as practicable (and, if possible, prior to the making of such disclosure) and disclose only that information that Parent determines (with the advice of counsel) is required by such applicable Legal Requirements to be disclosed, (c) to the extent such Confidential Information is available to the public through no fault of the Parent or any Affiliate of Parent, (d) to the extent such Confidential Information was or becomes available to Parent or any Affiliate of Parent from a third Person who is under no confidential or fiduciary obligation to Buyer or its Affiliates with respect to such Confidential Information, (e) to the extent such Confidential Information is independently developed by Parent or its Affiliates without violating this Section 4.21 or (f) to the extent such Confidential Information is used in the enforcement of any of the rights of Parent or any of its Affiliates under this Agreement or the other Ancillary Documents or in the defense of any action, suit, litigation, investigation or proceeding brought against Parent or one of its Affiliates.

4.22        Enterprise Agreements

(a)           Parent shall cause the Enterprise Agreements to be terminated by RSGG with effect as near to (but not after) the Closing Date as is reasonably practicable (the effective date of such termination, the “Termination Date”).  Within seventy-five (75) days following the Closing Date, Buyer shall cause Rockwood Clay Additives to prepare and complete, in cooperation with RSGG, the annual financial accounts of Rockwood Clay Additives for the fiscal period commencing on January 1 of the calendar year during which the Termination Date occurs and ending as of the Termination Date (the “German Controlled Entity Profit Pooling Accounts”), which accounts shall be prepared in accordance with generally accepted accounting principles in Germany as in effect on the Termination Date and, to the extent permitted by applicable Legal Requirements, consistent with the past practices of Rockwood Clay Additives, including by applying the policies, procedures, practices and elections applied by Parent in the preparation of the annual financial accounts of Rockwood Clay Additives prior to the Closing Date on a consistent basis.  Any amounts included in the German Controlled Entity Profit Pooling Accounts as payable by RSGG to Rockwood Clay Additives as of the Termination Date under an Enterprise Agreement shall be treated as Retained Cash Balances for purposes of determining the Purchase Price, and such amount shall be included in the Retained Cash Balances included in the Final Closing Statement delivered by Buyer to Parent pursuant to Section 1.5(c), and any disputes over such amount shall be resolved pursuant to Section 1.5.  Any amounts included in the German Controlled Entity Profit Pooling Accounts as payable by Rockwood Clay Additives to RSGG under an Enterprise Agreement as of the Termination Date shall be treated as Transferred Company Indebtedness for purposes of determining the Purchase Price, and such amount shall be included in the Transferred Company Indebtedness included in the Final Closing Statement delivered by Buyer to Parent pursuant to Section 1.5(c), and any disputes over such amount shall be resolved pursuant to Section 1.5.  Promptly, and in any event, within two (2) Business Days following the final determination of the Purchase Price pursuant to Section 1.5, (i) Buyer shall cause Rockwood Clay Additives to pay to RSGG any amounts payable to RSGG under the Enterprise Agreements as of the Termination Date, and (ii) Parent shall cause RSGG to pay to Rockwood Clay Additives any amounts payable to Rockwood Clay Additives under the Enterprise Agreements as of the Termination Date.

(b)           Following the Closing Date, Buyer shall not, and shall cause its Affiliates (including Rockwood Clay Additives) not to, amend, re-file or otherwise modify the German Controlled Entity Profit Pooling Accounts without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).  Upon Parent’s reasonable request, Buyer shall, and shall cause Rockwood Clay Additives to, amend the German Controlled Entity Profit Pooling Accounts in accordance with the written instructions of Parent, if and to the extent required in order to maintain the fiscal unity of Rockwood Clay Additives with RSGG and its Affiliates in accordance with the applicable Enterprise Agreement for any period ending on or prior to the Termination Date.  In the event that, following the Closing Date, a Governmental Authority of competent jurisdiction makes a determination which is not subject to appeal that the amount of profits transferred or the losses paid, as the case may be, under an Enterprise Agreement with respect to any period ending on or prior to the Termination Date were not transferred or paid, as the case may be, in accordance with the applicable Enterprise Agreement or applicable Legal Requirements, (i) Parent will cause RSGG to pay any such amounts so determined to be payable by RSGG to Rockwood Clay Additives, or (ii) Buyer shall cause Rockwood Clay Additives to pay such amounts so determined to be payable by Rockwood Clay Additives to RSGG, as the case may be, by wire transfer of immediately available funds to a bank account designated in writing by Parent or Buyer, as the case may be, to the other party.  Concurrently with any payment by RSGG to Rockwood Clay Additives pursuant to the previous sentence, Buyer shall pay to Parent an amount equal to such payment and, concurrently with any payment by Rockwood Clay Additives to RSGG, as the case may be, pursuant to the previous sentence, Parent shall pay to the Buyer an amount equal to such payment, in each case, by wire transfer of immediately available funds to a bank account designated in writing by Parent or Buyer, as the case may be, to the other party.

4.23        Parent Release.  Except (a) for the rights and remedies in respect of this Agreement and the Ancillary Documents, (b) with regard to those items listed on Schedule 4.10 of the Disclosure Letter or (c), with respect to any director, officer or employee of a Transferred Company, for any breaches or violations of the Rockwood Code of Business Conduct and Ethics or similar policies, effective upon the Closing, Parent, on behalf of itself and each of its Affiliates (other than the Transferred Companies), hereby irrevocably and unconditionally releases, discharges and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, any Transferred Company and each director, officer and employee of each Transferred Company and their respective successors and permitted assigns of, from and with respect to any and all claims, charges, complaints, debts, covenants, agreements, obligations, liabilities, actions or demands of any kind or character, based upon any fact or circumstance, whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past, that Parent or such of its Affiliates have or may have in any manner whatsoever, either singly or jointly with others against any of such Persons.

4.24        ECC America Agreement.  Following the date of this Agreement and prior to the Closing Date, Parent shall use its commercially reasonable efforts to obtain the consent to assign in part the ECC America Agreement to Buyer or one if its Affiliates from the counterparties to such agreement; provided that such efforts shall not include an obligation by Parent or any of its Affiliates to pay any consideration or other amounts to any third Person in connection with obtaining such consent.  In the event the ECC America Agreement is not assigned in part to Buyer or one of its Affiliates at the Closing, following the Closing and until the ECC America Agreement is assigned in part to Buyer or one of its Affiliates, Parent shall, at the cost and expense of Buyer and its Affiliates, use its commercially reasonable efforts to provide, and shall cause its Affiliates to use their respective commercially reasonable efforts to provide, Buyer and its Affiliates, including Southern Clay Products, the benefits under the ECC America Agreement to which Buyer and its Affiliates, including Southern Clay Products, are entitled, including using its commercially reasonable efforts to pursue any claims for indemnification available to Buyer and its Affiliates, including Southern Clay Products, under the ECC America Agreement in accordance with the terms thereof.  Buyer agrees to provide, and to cause its Affiliates, including Southern Clay Products, to provide, such cooperation and information reasonably requested by Parent in connection with such indemnification claims.

4.25        UK Pensions.  Parent will use reasonable efforts to reach an agreement with the trustees of the U.K. Retirement Plan prior to the Closing under which any and all liabilities of Rockwood Additives Limited in relation to the U.K. Retirement Plan are apportioned to Parent or any of its Affiliates other than the Transferred Companies.   Notwithstanding the foregoing, if Rockwood Additives Limited, Buyer or any of their Affiliates following the Closing are or may become required to pay any amount to or in respect of the U.K. Retirement Plan (whether under section 75 or 75A of the Pensions Act 1995 or otherwise), Parent acknowledges that the relevant provisions of Section 8.2 of this Agreement shall apply.

4.26        Post-Closing Asset Transfers.  If after the Closing, either Buyer or Parent in good faith identifies any Asset (other than any Administrative Asset) of Parent or its Affiliates which is primarily used or held for use primarily in the operation of the Business as the Business is conducted as of the date of the Agreement that is not owned by a Transferred Company at the Closing, then either Buyer or Parent, as applicable, will provide written notice to the other Party identifying such Asset, then Parent will, or will cause its Affiliates to, as promptly as practicable and at no further cost to Buyer, transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to Buyer, all of the right, title and interest of Parent and its Affiliates in and to such Asset.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in writing in whole or in part by Buyer):

5.1          Representations and Warranties; Covenants.  Each of the representations and warranties of Parent contained (a) in Section 2.2 shall be true and complete at and as of the Closing Date in all but de minimis respects and (b) the other Sections of Article II of this Agreement shall be true and complete (disregarding for purposes of this condition any materiality or Material Adverse Effect qualification therein) at and as of the Closing Date, with the same effect as though made at and as of the Closing Date (or, if given as of a specific date or time other than the Closing Date, as of such date or time), except for such failures of the representations and warranties to be true and complete as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent at or prior to the Closing.  At the Closing, Parent shall have furnished to Buyer a certificate dated as of the Closing Date, and signed by a senior executive officer of Parent to the effect that the conditions set forth in this Section 5.1 have been satisfied.

5.2          Competition Law Clearances.  The waiting period under the HSR Act shall have expired or been terminated, and the Non-U.S. Antitrust Approvals shall have been obtained (and, to the extent relevant, shall remain in full force and effect).

5.3          No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other similar legal restraint or prohibition, shall have been issued by a Governmental Authority, and shall remain in effect, that restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement to be consummated at the Closing.

5.4          Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall have been no change, event or occurrence that has had individually or in the aggregate, a Material Adverse Effect. At the Closing, Parent shall have furnished to Buyer a certificate dated as of the Closing Date, and signed by a senior executive officer of Parent to the effect that the conditions set forth in this Section 5.4 have been satisfied.

5.5          Restructurings.  The Restructurings shall have been completed.

5.6          Closing Deliveries.  Parent shall have delivered, or caused the Sellers to deliver, each of the documents, contracts and instruments required to be executed and delivered by them pursuant to Section 1.4(a).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PARENT

The obligations of Parent to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in writing in whole or in part by Parent):

6.1          Representations and Warranties; Covenants.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and complete (disregarding for purposes of this condition any materiality qualification therein) at and as of the Closing Date, with the same effect as though made at and as of the Closing Date, except for such failures of the representations and warranties to be true and complete as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer or its Affiliates to consummate the transactions contemplated to be consummated by Buyer or its Affiliates hereunder.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.  At the Closing, Buyer shall have furnished to Parent a certificate dated the Closing Date, and signed by a senior executive officer of Buyer to the effect that the conditions set forth in this Section 6.1 have been satisfied.

6.2          Competition Law Clearances.  The waiting period under the HSR Act shall have expired or been terminated, and the Non-U.S. Antitrust Approvals shall have been obtained (and, to the extent relevant, shall remain in full force and effect).

6.3          No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other similar legal restraint or prohibition, shall have been issued by a Governmental Authority, and shall remain in effect, that restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement to be consummated at the Closing.

6.4          Restructurings.  The Restructurings shall have been completed.

6.5          Closing Deliveries.  Buyer shall have delivered each of the documents, contracts and instruments required to be executed and delivered by them pursuant to Section 1.4(b).

ARTICLE VII

TERMINATION

7.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Parent;

(b)           by Buyer or Parent by giving written notice to the other party, if there shall be in effect a final, nonappealable order, injunction, judgment, decree or ruling of any Governmental Authority restraining, enjoining or otherwise prohibiting in any material respect the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such order, injunction, judgment, decree or ruling;

(c)           by Buyer by giving written notice to Parent, if any condition contained in Article V shall become incapable of satisfaction prior to the Outside Date (other than as a result of action or inaction by Buyer or its Affiliates in contravention of this Agreement);

(d)           by Parent by giving written notice to Buyer, if any condition contained in Article VI shall become incapable of satisfaction prior to the Outside Date (other than as a result of action or inaction by Parent or its Affiliates in contravention of this Agreement); or

(e)           by Buyer or Parent by giving written notice to the other party, on or after January 2, 2014 (the “Outside Date”), if the Closing has not occurred (other than as a result of action or inaction by the party seeking to terminate this Agreement (or its Affiliates) in contravention of this Agreement).

7.2          Effect of Termination.  Upon termination of this Agreement pursuant to Section 7.1 hereof, except for the obligations contained in Section 4.1(b), this Section 7.2, Section 9.1(h)  and Section 10.1 and the representations and warranties contained in Sections 2.20 and 3.4, which will survive any termination of this Agreement, this Agreement will forthwith become null and void, and no party hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability hereunder or with respect hereto, except that nothing contained herein shall relieve any party from liability for any failure to comply with any covenant or agreement contained herein.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1          Survival.  The representations and warranties contained in or made pursuant to this Agreement will survive the Closing, but will terminate on, and be of no further force after, the date that is the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.3 (other than Section 2.3(b)(iii)), 2.5(b) and 2.20 (the “Specified Representations”) and Sections 2.8(b) (solely with respect to Antitrust Laws), 2.19, 3.1, 3.2 and 3.4 shall terminate on, and be of no further effect after, the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates, (b) each representation and warranty set forth in Section 2.7 shall terminate on, and be of no further effect after the date that is (i) thirty (30) days following the expiration of the applicable statute of limitations in the case of any representations relating to

Taxes other than German Taxes, and (ii) six (6) months after the Tax assessment becomes binding and unappealable (formell und materiell bestandskraftige) in the case of representations relating to German Taxes, and (c) each representation and warranty set forth in Section 2.14 shall terminate on, and be of no further effect after, the date that is the fifth (5th) anniversary of the Closing Date; provided further, however, that such representations, warranties and rights of indemnification shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty or under such rights of indemnification is made with reasonable specificity in accordance with this Article VIII prior to such date until such claim is finally resolved.  All other provisions of this Agreement will survive the Closing indefinitely in accordance with their terms.

8.2          Indemnification Obligations of Parent.  If the Closing shall occur, Parent, subject to the limitations set forth in this Article VIII, will indemnify and hold harmless Buyer and its Affiliates (including the Transferred Companies) and their respective directors, officers and employees of the foregoing Persons (collectively, the “Buyer Indemnitees”), on a Net After-Tax Basis, against and in respect of any and all Losses, which may be incurred by Buyer Indemnitees based upon, resulting from or arising out of:

(a)           any inaccuracy or breach of any representation or warranty made by Parent in Article II of this Agreement as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time);

(b)           any breach by Parent of or failure by Parent to perform any of its covenants or agreements contained in this Agreement;

(c)           any Indebtedness of the Transferred Companies as of the Closing Date;

(d)           any Third-Party Claim asserted against a Transferred Company arising out of any business, operation or activities conducted, or alleged to be conducted, by the Transferred Companies prior to the Closing Date other than the Business;

(e)           the Restructurings;

(f)            subject to compliance by Buyer and its Affiliates, including the Transferred Companies, with the Back-to-Back Obligations, any Back-to-Back Amounts;

(g)           the ownership, existence or business operations of Rockwood Absorbents (Baulking) Limited;

(h)           the U.K. Retirement Plan;

(i)            the Transaction Bonuses;

(j)            any asbestos, talc or silica related Third-Party Claims asserted against a Transferred Company to the extent the underlying exposure or cause of action arises out of any product sold by a Transferred Company prior to the Closing Date;

(k)           any Pre-Closing Widnes Environmental Condition.

8.3          Indemnification Obligations of Buyer.  If the Closing shall occur, Buyer, subject to the limitations set forth in this Article VIII, will indemnify Parent and its Affiliates and their respective directors, officers and employees of the foregoing Persons (collectively, the “Seller Indemnitees”), on a Net After-Tax Basis, against and in respect of any and all Losses which may be incurred by Seller Indemnitees based upon, resulting from or arising out of:

(a)           any inaccuracy or breach of any representation or warranty made by Buyer in Article III of this Agreement as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time);

(b)           any breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement; and

(c)           any claims for the granting by RSGG of collateral under Section 303 of the AktG.

8.4          Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement and except in the case of fraud, intentional misrepresentation or willful misconduct:

(a)           the aggregate liability of Parent and Buyer pursuant to Section 8.2 (other than Sections 8.2(d) or (e)) or Section 8.3, as the case may be, will not exceed the Purchase Price (excluding Retained Cash Balances and Transferred Company Indebtedness), except that the aggregate liability of Parent (i) pursuant to Section 8.2(a) (other than in respect of any inaccuracy or breach of the Specified Representations or the representations and warranties set forth in Sections 2.8(b) (solely with respect to Antitrust Laws) or 2.19) shall not exceed an amount equal to 20% of the Purchase Price (excluding Retained Cash Balances and Transferred Company Indebtedness) and (ii) pursuant to Section 8.2(k) shall not exceed U.S.$20.0 million;

(b)           no Indemnified Party will be entitled to recover indirect, special, consequential, incidental, punitive or business interruption damages, or lost revenues, profits, cost savings or synergies pursuant to Sections 8.2 or 8.3, except to the extent such Losses were (i) other than in the case of punitive or special damages, reasonably foreseeable or (ii) actually paid to a third Person (including pursuant to a binding contractual obligation) pursuant to a final, non-appealable award, decree or settlement in any Third-Party Claim.

(c)           no claim for indemnification may be made by a Buyer Indemnitee pursuant to Section 8.2 or by a Seller Indemnitee pursuant to Section 8.3 unless written notice of such claim (describing the facts or events, the existence or occurrence of which constitute or have resulted in the alleged inaccuracy or breach of a representation or warranty made in this

Agreement or which otherwise form the basis of the claim with reasonable specificity, to the extent known) has been given to the party from whom indemnification is sought (the “Indemnifying Party”) during the relevant survival period set forth in Section 8.1 (which, for purposes of Sections 8.2(a) and 8.3(a), will be the survival period of the representation and warranty alleged to have been breached);

(d)           Parent shall have no liability pursuant to Section 8.2(a): (i) for any Losses with respect to an individual matter or series of related matters until the cumulative aggregate amount of the Losses with respect to such matter or series of related matters arising out of the same facts or circumstances exceeds U.S.$150,000 (the “Threshold Amount”), in which case the amount of all such Losses (including those that are less than the Threshold Amount) shall be included for purposes of computing the Losses that are indemnifiable hereunder and/or applicable against the Basket Amount pursuant to clause (ii) below; and (ii) until the aggregate amount of the Losses of the Buyer Indemnitees for which indemnification would otherwise be available under Section 8.2(a) exceeds 0.5 % of the Purchase Price (excluding Retained Cash Balances and Transferred Company Indebtedness) (the “Basket Amount”), after which Parent will be obligated to indemnify for only that portion of such Losses of the Buyer Indemnitees that exceed the Basket Amount; provided that the limitations set forth in subclause (ii) of this clause (d) shall not apply to Losses incurred by a Buyer Indemnitee by reason of any inaccuracy or breach of a Specified Representation; and

(e)           Parent shall have no liability pursuant to Section 8.2 for any Loss to the extent a reserve with respect to such Loss is included in or taken into account in the calculation or determination of Closing Working Capital, Capex Shortfall or Transferred Company Indebtedness.

(f)            Notwithstanding any other provision of this Agreement, Parent’s obligations under Section 8.2(a) in respect of any asserted breach or inaccuracy of the representations and warranties set forth in Section 2.14 shall, to the extent such obligations involve a Remedial Action, be limited to the minimum reasonable cost approach to such Remedial Action, taking into account Buyer’s or its successor’s continued industrial use of the relevant property or facility, that is legally available (or otherwise required by any Governmental Authority).

(g)           Parent shall have no liability  for Losses relating to any Environmental Condition (i) under Section 8.2(a)-(j) to the extent occurring as a result of or triggered by the closure, decommissioning or demolition after the Closing of any part of any facility or structure of any Transferred Company or (ii) under Section 8.2 to the extent occurring as a result of or triggered by any sampling, monitoring, testing, or surface or subsurface investigation conducted after the Closing that is not (A) expressly required pursuant to an Environmental Requirement of any Governmental Authority (except where the Governmental Authority has requested such Remedial Action by reason of a request initiated by a Buyer or its Affiliates or its or their representatives) or (B) otherwise the reasonable action of a prudent businessperson taken for a reason other than the assertion of an indemnity claim under this Agreement.

(h)           For purposes of Section 8.2, Losses shall not include (i) any Losses arising from any change to a non-industrial use of the Real Property, (ii) any Losses resulting from any increase, worsening or other adverse impact on any Environmental Condition that arises from any act or omission attributable to Buyer or any Transferred Company (and their Affiliates, agents and contractors and Persons acting on their behalf) following the Closing that is a failure to act reasonably with respect to an Environmental Condition, and (iii) any expense related to management or employee time (whether opportunity costs, direct costs or otherwise).

(i)            For the purposes of determining whether a breach of representation or warranty has occurred for the purposes of Section 8.2(a) or 8.3(a), as the case may be, and calculating the amount of Losses related thereto, any qualification as to materiality or Material Adverse Effect contained in Articles II and III shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract(s)” and the qualifications as to “material”, “material respects” or “Material Adverse Effect” contained in Sections 2.4(a) (second sentence), 2.6(a)(ii), 2.11(c), 2.12(a), and 4.3(b) (to the extent incorporated into Section 2.6(b)) shall not be disregarded for any of such purposes).

(j)            Notwithstanding anything to the contrary herein, except for the qualification of the representations and warranties in Articles II and III by the Disclosure Letter as expressly provided for in Section 10.10(b), the rights and remedies of the Indemnified Parties after the Closing shall not be limited by the fact that any Indemnified Party had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by Parent, Buyer or any third party, as applicable) of any breach, event or circumstance, whether before or after the Closing.

(k)           For purposes of Section 8.2(k):

(i)            Parent shall have no liability for any Losses with respect to an individual Environmental Condition or series of related Environmental Conditions until the cumulative aggregate amount of the Losses with respect to such Environmental Condition or series of related Environmental Conditions arising out of the same facts or circumstances exceeds U.S.$50,000, after which Parent will be obligated to indemnify for only that portion of such Losses of the Buyer Indemnitees that exceed such amount;

(ii)           Parent shall be liable only for (A) 75% of the Losses of the Buyer Indemnitees incurred prior to and including the tenth (10th) anniversary of the Closing Date and (B) 50% of the Losses of the Buyer Indemnitees incurred after the tenth (10th) anniversary of the Closing Date and prior to and including the fifteenth (15th) anniversary of the Closing Date;

(iii)          Parent shall not be liable for any Losses of the Buyer Indemnitees incurred following the fifteenth (15h) anniversary of the Closing Date; and

(iv)          Buyer Indemnitees shall not be entitled to indemnification under clauses (d), (e), (g) or (j) of Sections 8.2 for any Pre-Closing Widnes Environmental Condition.

(l)            Notwithstanding anything to the contrary in this Agreement, including Article VIII, Parent shall have no liability for any Losses incurred by the Buyer Indemnitees based upon, resulting from or arising out of the remediation, removal or disposal of any asbestos at the facility of the U.K. Company in Widnes, Cheshire, United Kingdom identified in the surveys described in Schedule 2.14(g) of the Disclosure Letter.

8.5          Mitigation and Recovery from Third Persons.

(a)           Buyer and Parent shall each take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate any Loss for which indemnification may be sought hereunder promptly upon a responsible officer of an Indemnified Party or its Affiliates becoming aware of such Loss, and neither Buyer nor Parent shall be liable for any Loss to the extent the Indemnified Party or its Affiliates could have mitigated such Loss by taking reasonable steps after a responsible officer of such Indemnified Party or its Affiliates becomes aware thereof.

(b)           The amount of any Loss for which indemnification is provided under this Article VIII (before giving effect to the other limitations on indemnification set forth in this Article VIII) shall be net of any amounts recovered by the Indemnified Party (or any Affiliate thereof) under insurance policies, or otherwise recovered by the Indemnified Party (or any Affiliate thereof) from other Persons (in each case, net of any costs incurred for the recovery of such amounts), with respect to such Loss.  Buyer and Parent each agree that, unless the other party shall otherwise direct in writing, it will (and cause its Affiliates to) use commercially reasonable efforts to recover any such amounts to the extent such recoveries would reduce amounts required to be paid by the other party pursuant to this Article VIII; provided that, no Indemnified Party (or any Affiliate thereof) shall be required to seek recovery of any Loss for which indemnification is provided under this Article VIII from any employees or managers of any Transferred Companies in order to recover the full amount of the Loss.

8.6          Procedure.  Any claim for indemnification under Section 8.2 or Section 8.3 will be made in accordance with this Section 8.6.  In the case of any claim for indemnification arising from a claim or demand of a third Person (a “Third-Party Claim”), the Indemnified Party will give prompt written notice, and in any event, no more than fifteen (15) Business Days following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party describing in reasonable detail the basis of such claim or demand as to which it may request indemnification hereunder; provided, however, that any such notice need only specify such information to the knowledge of the Indemnified Party as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party (including pursuant to Section 8.1) on the basis of any such limitations on the information included in such notice or any limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege, provided, further that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Sections 8.2 or 8.3 above, as applicable, except to the extent that such failure actually harms the Indemnifying Party (it being understood that any claim for indemnity pursuant to Sections 8.2(a) or 8.3(a) above must be made by notice given as provided in this sentence or the next sentence within the applicable survival period specified in Section 8.1 above).  Any other claim for indemnification will be made as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim.  The Indemnifying Party will have the right, at its sole expense, to defend and to direct the defense against and management and settlement of any such claim or demand, in its name or in the name of the Indemnified Party, with counsel or other representatives selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may not assume the defense, management or settlement of any such claim if (i) such claim seeks injunctive or other equitable relief against the Indemnified Party or (ii) the Indemnified Party has determined in good faith that Losses that may be incurred as a result of such claim, either individually or when aggregated with all other outstanding indemnification claims under this Article VIII, would exceed the amount specified in Section 8.4(a).  The Indemnifying Party may not settle or compromise any such claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the relief consists solely of monetary Losses to be paid by the Indemnifying Party and includes as an unconditional term thereof the giving by the Person asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.  Each party will cooperate with the other party and make available its officers and employees and relevant files and records (and those of its Affiliates), and agrees to promptly provide such information as to the defense of any such claim or demand as the other party shall reasonably request.  The Indemnified Party will have the right to participate in (but not control) the defense of any claim or demand with counsel of its choice employed by it at the expense of the Indemnified Party and will have the right, but not the obligation, to assert any and all cross-claims and counterclaims it may have.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days of the receipt of notice of a Third-Party Claim that it elects to undertake the defense thereof or is not permitted or, shall fail to, defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including reasonable fees and disbursements of counsel; provided that the Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

8.7          Further Limitations on Indemnification.

(a)           Following the Closing, except with respect to matters covered by Section 1.5, the rights of the parties under Sections 8.2 and 8.3 (and under Article IX) will be the exclusive remedy of the parties (and the Transferred Companies) with respect to any claims a party may have against the other party or such other party’s Affiliates under, relating to or in connection with this Agreement and the transactions contemplated hereby, and except with respect to the matters covered by Section 1.5, or for the obligations of Parent under Section 8.2 (and under Article IX), Parent shall have no liability to Buyer or its Affiliates under, relating to or in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 8.7 limits or modifies any rights of either party to seek specific performance or specific enforcement of, or other injunctive or equitable relief in respect of, any express provision of this Agreement.

(b)           In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

(c)           Notwithstanding anything to the contrary herein, (i) other than with respect to the survival of the representations or warranties set forth in Section 2.7, this Article VIII shall have no application with respect to indemnification for Taxes, which shall otherwise be covered exclusively by Sections 9.1 and 9.2 and (ii) nothing in this Article VIII shall limit the rights or remedies of any Person under this Agreement based upon or in connection with fraud, intentional misrepresentation or willful misconduct.

8.8          Tax Treatment of Payments.  Any indemnification payment made pursuant to this Article VIII shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Legal Requirements.

ARTICLE IX

TAX AND EMPLOYEE MATTERS

9.1          Certain Tax Matters.

(a)           (i) To the extent permitted by applicable Legal Requirements, at the request of Parent, Buyer shall cooperate with Parent in making any elections or taking any other actions that will result in any taxable periods of the Transferred Companies that begin prior to the Closing Date ending on or prior to the Closing Date.  Parent, Buyer and their Affiliates shall cooperate and shall make such elections and take such other actions necessary to terminate the Tax year of the U.K. Company as of the Closing Date.

(ii)           Parent will cause to be prepared and filed all Income Tax Returns (including any consolidated, unitary or combined Income Tax Returns) required to be filed with respect to any Transferred Company for any taxable period ending on or before the Closing Date (any such period, a “Pre-Closing Period”).  Parent shall cause to be delivered to Buyer drafts of any such material Income Tax Returns (other than any Income Tax Returns filed by a combined, unitary or consolidated group with respect to which a Transferred Company is not the parent) at least fifteen (15) Business Days prior to the due date for filing such Income Tax Return for Buyer’s review and comment (which Parent shall not be obligated to accept) within five (5) Business Days after receipt of the drafts from Parent.  Parent will include (or cause to be included) the income of Southern Clay Products in the consolidated federal Income Tax Returns filed by Rockwood for all taxable years ending on or before the Closing Date.  Buyer will cause to be prepared and filed all Tax Returns other than Income Tax Returns (any such Tax Returns, “Non-Income Tax Returns”) required to be filed with respect to any Transferred Company for any Pre-Closing Period that are due after the Closing; provided, however, that (A) drafts of any such Non-Income Tax Returns (other than monthly returns for

VAT, wage tax and social security) shall be provided to Parent for its review and comment at least thirty (30) days prior to filing and the parties will use all reasonable efforts to resolve any dispute with respect to such Non-Income Tax Returns, but if such dispute cannot be resolved by the parties within fifteen (15) days after Buyer receives notice of such dispute, it shall be referred to the Selected Accountants, (B) such Non-Income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Legal Requirements and (C) Parent may assume responsibility for preparing and filing any such Non-Income Tax Returns (other than monthly returns for VAT, wage tax and social security) upon notice to Buyer at least thirty (30) days before any such Non-Income Tax Return is due.  Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Pre-Closing Period without Parent’s consent (not to be unreasonably withheld, delayed or conditioned).

(iii)          Parent will pay, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, Taxes imposed upon or incurred by any Transferred Company (A) for any Pre-Closing Period or that relate to the portion of any Straddle Period ending on the Closing Date (including, without limitation, any Taxes for a Pre-Closing Period as a result of the Restructurings or the satisfaction of the Transferred Companies’ Indebtedness pursuant to Section 4.11) or (B) that result from (I) a breach of a representation or warranty in Section 2.7(f), (g), (h), (k), (l), (m), or (n) or a covenant in Section 4.3, (II) secondary liabilities for Taxes under Treasury Regulation § 1502-6 or any comparable provision of state, local or non-U.S. law or of any Transferred Companies having been, on or before the Closing Date, a member of a consolidated, combined or affiliated group for Tax purposes or (III) payment of the Transaction Bonuses described in Section 9.3(h), except in the case of (A) and (B) above, to the extent that the liability for such Taxes was included in the calculation of Closing Working Capital; provided, however, that Buyer will pay, and will indemnify and hold harmless Parent and its Affiliates from and against, on a Net After-Tax Basis, any Taxes imposed as a result of (A) any action outside the ordinary course of business effected by Buyer or its Affiliates (including, after the Closing, the Transferred Companies) on the Closing Date, (B) any Tax election made by Buyer or its Affiliates (including, after the Closing, the Transferred Companies), except for any such election directed by Parent or required pursuant to this Agreement, or (C) the breach by Buyer of any of its covenants hereunder. To the extent that the accrued liability with respect to any such Taxes in the calculation of Closing Working Capital exceeds the actual liability, Buyer shall cause the Transferred Companies to pay such excess to Parent within fifteen (15) days after filing the relevant Tax Return for such Pre-Closing Period or Straddle Period, as the case may be.  Notwithstanding anything to the contrary in this Section 9.1(a)(iii), Parent shall have no liability pursuant to this Section 9.1(a)(iii) for any Tax to the extent a reserve for such Tax is included or taken into account in the calculation or determination of Transferred Company Indebtedness.

(b)           (i) (A) Buyer will cause to be prepared and filed all Tax Returns required to be filed by or on behalf of any Transferred Company for any taxable period beginning before and ending after the Closing Date (any such period, a “Straddle Period”); provided, however, that drafts of any such Tax Return (other than a monthly return for VAT, wage tax and social security) shall be provided to Parent for its review and comment at least thirty (30) days prior to filing, and such Tax Returns shall be subject to Parent’s review and approval.  To the extent that any dispute with respect to the preparation of a Straddle Period Tax Return cannot be resolved by the parties at least fifteen (15) days prior to the due date of the Tax Return, it shall be referred to the Selected Accountants for resolution.  Except as otherwise consented to by Parent or as required by applicable Legal Requirements, any such Tax Returns will be prepared on a basis consistent with past practices of the Transferred Companies.

(ii)           In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes in the nature of property Taxes, be deemed to be equal to the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (B) in the case of any Taxes other than Taxes in the nature of property Taxes, be equal to the amount which would be payable if the relevant Tax period ended on the Closing Date assuming a deemed closing of the books, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.

(iii)          Subject to Section 9.1(a)(iii), Buyer shall reimburse Parent, and will indemnify and hold harmless Parent and its Affiliates from and against, on a Net After-Tax Basis from any Taxes imposed upon Parent or its Affiliates for any Taxes, attributable to the Post-Closing portion of any Straddle Period, except to the extent such Taxes are imposed as a result of any breach by Parent of any of its covenants hereunder.  Any Taxes (including estimated Taxes) paid by the Transferred Companies with respect to any Straddle Period prior to the Closing shall be credited against Parent’s liability pursuant to Section 9.1(a)(iii).  Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Straddle Period without Parent’s written consent (not to be unreasonably withheld, delayed or conditioned).

(c)           Buyer shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates from and against, on a Net After-Tax Basis, any Taxes of the Transferred Companies for taxable periods beginning after the Closing Date, except to the extent that such Taxes are imposed as a result of the breach by Parent of any of its covenants under this Agreement.

(d)           Parent or, respectively, Buyer will be entitled to retain, or receive prompt payment from Buyer or, respectively, Parent of, to the extent not included in the calculation of Closing Working Capital, any refund or credit for overpayment of Taxes for which Parent or, respectively, Buyer (including by way of offset) is responsible pursuant to Sections 9.1(a) or (b) plus any interest received with respect thereto from the relevant taxing authorities. Buyer will, if Parent so reasonably requests in good faith and at Parent’s expense, cause the Transferred Companies to promptly file for and obtain any refunds or credits to which Parent is entitled under this Section 9.1(d); provided that such claim for refund or credit would not reasonably be expected to have a material adverse effect on Buyer after the Closing Date.  Buyer will permit Parent to control (at Parent’s expense) the prosecution of any such claim for refund and, when deemed appropriate by Parent, will cause the relevant Entity to authorize by appropriate power of attorney such person as Parent may designate to represent such Entity with respect to such refund claimed.  For purposes of this Section 9.1(d), a party will be deemed to have made prompt payment of a refund or credit if such payment is made within ten (15) days of the receipt by such party of such refund or of the use by such party of such credit.

(e)           If and to the extent that any audit or other adjustment to a Tax Return filed by or on behalf of a Transferred Company for a Pre-Closing Period results not only in an increase in Tax liability for which Parent is responsible pursuant to Section 9.1(a) or (b) (including, without limitation, any liability with respect to a consolidated, combined or unitary Tax) but also in a corresponding Tax benefit to Buyer (or any of its Affiliates, including the Transferred Companies) for any taxable period or portion thereof following the Closing (including, without limitation, as a result of income having been accelerated from a period following the Closing to a Pre-Closing period, deductions or credits being deferred from a Pre-Closing Period to a period following the Closing, or increased depreciation or amortization deductions being allowed following the Closing), within thirty (30) days following such adjustment, Buyer shall pay over to Parent an amount equal to the net present value of any such corresponding Tax benefit (less any related costs) to Buyer (or any of its Affiliates) up to, but not in excess of, the corresponding Tax liability, it being understood that the net present value of a Tax benefit shall be calculated based on the relevant applicable Tax rate and using a 5.5% annual discount rate.

(f)            Buyer will promptly notify Parent in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the Transferred Companies) of notice of any pending or threatened audit or assessment with respect to Taxes for which Parent would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Sections 9.1(a) or (b) (each an “Indemnifiable Tax Claim”); provided that the failure to so notify shall not relieve the Parent of its obligations under Sections 9.1(a) or (b), except to the extent (and only to the extent) that Parent is actually prejudiced thereby.  Except as otherwise required by applicable Legal Requirements, Parent shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to Buyer at the expense of Parent, of the defense of the Indemnifiable Tax Claim, and Buyer shall cooperate with Parent in connection therewith; provided that Parent shall not, except with the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), compromise or settle any such proceeding, or provide any consents or waivers to extend applicable statutes of limitations.  If Parent shall assume the conduct and control of any Indemnifiable Tax Claim, Parent shall permit Buyer to participate, at Buyer’s own expense, in such defense (including, for the avoidance of doubt, by permitting reasonable opportunity for Buyer to review and comment upon any proposed representations to be made, or caused to be made, by Parent in respect of an Indemnifiable Tax Claim)  through counsel chosen by Buyer (and the fees and expenses of such counsel shall be borne by Buyer).  So long as Parent is reasonably so contesting the Indemnifiable Tax Claim in good faith, Buyer shall not, and shall not permit any Transferred Company to, pay or settle the Indemnifiable Tax Claim; provided that, notwithstanding the foregoing, Buyer shall have the right to pay or settle, or cause to be paid or settled, the Indemnifiable Tax Claim if Buyer waives its right to indemnification with respect to such Indemnifiable Tax Claim and Parent shall have consented to such payment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).  If Parent does not notify Buyer within thirty (30) days after the receipt of the Buyer’s notice of an Indemnifiable Tax Claim that it elects to undertake the defense thereof, Buyer shall have the right to contest, settle or compromise the Indemnifiable Tax Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement, and Buyer shall be entitled to reimbursement of any reasonable costs and expenses (including reasonable attorney fees and disbursements of counsel) with respect thereto.  Buyer and Parent shall, at their own expense, jointly control any audit, examination, administrative or court proceeding in respect of Taxes related to any Straddle Period.

(g)           After the Closing Date, each of Buyer and Parent will (at its own expense) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any audit or administrative or judicial proceeding (such assistance to include assistance in data collection and responses to information requests) relating to liability for Taxes of the Transferred Companies or any affiliated, consolidated, combined or unitary group in which any of the Transferred Companies is included.

(h)           Buyer will be responsible for payment of, and will indemnify and hold Parent and its Affiliates harmless from and against all documentary, stamp, transfer, sales, use, excise and similar Taxes imposed upon Parent or Buyer or their respective Affiliates (including the Transferred Companies) in connection with this Agreement and the transactions contemplated hereby; provided, for the avoidance of doubt, that Parent shall be responsible for any Taxes arising in connection with the Restructurings.  Buyer will be responsible for preparing and timely filing any forms required with respect to any such Taxes.  Promptly following the filing of each such return, Buyer will provide to Parent a true copy of such return as filed and evidence of the timely filing thereof and a receipt showing payment of any Taxes owed.

(i)            Subject to Section 4.22, any Tax sharing agreement or arrangement between or among Parent or any of its Affiliates (other than the Transferred Companies), on the one hand, and the Transferred Companies, on the other hand, shall be terminated or cancelled, and Parent and its Affiliates shall take such additional steps as may be required so that, in each case, as of the Closing Date any such agreement or arrangement shall have no further effect for any taxable year (whether the current year, a future year or a past year), and after the Closing Date none of Parent or any of its Affiliates (other than Transferred Companies) shall make any claim against any Transferred Company in respect of such an agreement or arrangement.

(j)            Any amount paid by or on behalf of any party to or on behalf of another party pursuant to this Section 9.1 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Legal Requirements.

(k)           Parent shall be subrogated to any rights (including rights to indemnification) that Buyer or its Affiliates (including the Transferred Companies) may have against third parties (other than employees and managers of the Transferred Companies) with respect to Taxes paid or indemnified by Parent pursuant to this Section 9.1, so long as such rights are exercised in a commercially reasonable manner.

(l)            The indemnification obligations in this Section 9.1 shall survive until the date that is (x) thirty (30) days following the expiration of the applicable statute of limitations in the case of any Taxes other than German Taxes, and (y) six (6) months after the Tax assessment becomes binding and unappealable (formell und materiell bestandskraftige) in the case of German Taxes.

9.2          Certain VAT Matters.

(a)           Buyer and Parent are of the opinion that the transactions contemplated by this Agreement are not subject to VAT and Buyer and Parent agree not to take, or cause to be taken, any action that could reasonably be expected to cause VAT to become due.  Parent shall, and shall procure that the other Sellers undertake, not to opt to treat the transactions contemplated hereunder as being subject to VAT (or other Tax of a similar nature in any jurisdiction).  To the extent that the transactions contemplated in this Agreement are confirmed by an applicable Governmental Authority to be subject to VAT (or any other Tax of a similar nature in any jurisdiction), Buyer shall pay, and shall indemnify and hold harmless Parent, Sellers and each of their Affiliates from, such VAT (or any other tax of a similar nature in any jurisdiction), in addition to the Purchase Price, except to the extent that such VAT (or any other tax of a similar nature in any jurisdiction) is triggered by actions of Sellers which actions are not contemplated by this Agreement. To the extent so required, VAT (or any other tax of a similar nature in any jurisdiction) shall be payable by Buyer immediately upon receipt from the Sellers an invoice which complies with the respective VAT provisions of the respective VAT Code or other applicable Legal Requirement.

(b)           With respect to the VAT fiscal unity (umsatzsteuerliche Organschaft) between RSGG as the common parent company (Organträger) and Rockwood Clay Additives as controlled entity (Organgesellschaft) (the (“Controlled VAT Member”), (i) the Controlled VAT Member shall, and the Buyer shall procure that the Controlled VAT Member will, reimburse RSGG for any output VAT (Umsatzsteuer), which relates to supplies rendered or advance payments received by such Controlled VAT Member until and including the Closing Date and is paid or otherwise settled by RSGG in its capacity as the common parent, and (ii) RSGG shall reimburse the Controlled VAT Member for any input VAT (Vorsteuer), which relates to supplies or advanced payments received by the Controlled VAT Member until and including the Closing Date and is credited to RSGG in its capacity as the common parent.

(c)           The Controlled VAT Member shall not be required to reimburse RSGG pursuant to Section 9.2(b)(i), and RSGG shall not be required to reimburse the Controlled VAT Member pursuant to Section 9.2(b)(ii) if, and to the extent that, the Controlled VAT Member effected payment of the respective output VAT amount to RSGG or received payment of the respective input VAT amount from RSGG, as the case may be, on or prior to the Closing Date.  Moreover, the Controlled VAT Member shall not be required to reimburse RSGG, and RSGG shall not be required to compensate the Controlled VAT Member, as the case may be, with respect to any amounts that were not reflected as a liability or asset in the calculation of Closing Working Capital or as Transferred Company Indebtedness.  RSGG and the Controlled VAT Member shall, and Buyer shall procure that the Controlled VAT Member will reasonably cooperate to reduce the financial burden from such amounts, in particular if, and to the extent that such reduction does not result in any material cost to Buyer or the Controlled VAT Member.

(d)           For the avoidance of doubt, this Section 9.2 relates solely to those VAT matters referred to herein and the provisions of Section 9.1 shall control with respect to all other Tax matters.

9.3          U.S. Employee Matters.

(a)           From and after the Closing Date until the twelve (12) month anniversary thereof, Buyer shall, or shall cause Southern Clay Products to, provide (other than with respect to any U.S. Business Employees who are represented by a collective bargaining agreement) (i) a base salary or base wages to each U.S. Business Employee whose employment continues following the Closing (each a “Continuing U.S. Employee”) at an annual rate that is no less than the annual rate of the base salary or base wages that was provided to such employee immediately prior to the Closing Date and (ii) employee benefits to the Continuing U.S. Employees that are substantially equivalent in the aggregate to either (A) the employee benefits provided to such employees immediately prior to the Closing Date or (B) to similarly situated employees of Buyer or its Affiliates, disregarding (except as contemplated by the terms of this Agreement) any, equity or equity-based compensation, Transaction Bonuses or change of control arrangements.  Effective as of the Closing, Buyer shall, and shall cause Southern Clay Products to, honor the terms of any collective bargaining agreement and union shutdown agreement covering any of the Continuing U.S. Employees and to continue to provide any compensation or employee benefits required to be provided under the terms of any such agreements.  With respect to those Continuing U.S. Employees whose services are performed pursuant to an employment agreement, effective as of the Closing, Buyer shall, and shall cause Southern Clay Products to, honor the terms of such employment agreement.

(b)           Buyer shall ensure that, at all times following the Closing, each Continuing U.S. Employee receives full credit for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, for purposes of determining vacation and severance) for all service that was recognized by Southern Clay Products or any of its Affiliates under Benefit Plans with respect to such employee under each of the comparable employee benefit plans, programs or policies of Buyer or its Affiliates (including Southern Clay Products) in which such employee becomes or may become a participant, provided that no such service recognition shall result in any duplication of benefits.

(c)           Effective as of the Closing, Southern Clay Products shall withdraw from participation in all Benefit Plans other than U.S. Transferred Company Benefit Plans, and Buyer and its Affiliates (including Southern Clay Products), shall continue to be responsible for any U.S. Transferred Company Benefit Plans.

(d)           Buyer shall, or shall cause Southern Clay Products to, provide severance pay and benefit entitlements to any Continuing U.S. Employee whose employment is terminated by Buyer or any of its Affiliates (including Southern Clay Products), other than for cause, within twelve (12) months after the Closing Date, in an amount no less favorable than either (i) the amount of severance pay and benefit entitlements, if any, determined in accordance with the severance policy or agreement applicable to such Continuing U.S. Employee as in effect immediately prior to the Closing or (ii) the amount of severance pay and benefit entitlements, if any, to which similarly situated employees of Buyer or its Affiliates would be entitled.

(e)           Effective as of the Closing, Buyer shall (i) establish or maintain, or cause to be established or maintained, one or more group health plans which shall cover all Continuing U.S. Employees and dependents who immediately prior to the Closing were covered under any group health plan maintained by Parent or any of its Affiliates, (ii) waive any waiting period and any exclusion or limitation for preexisting conditions which were covered  under the health plan maintained by Parent or any of its Affiliates in which the Continuing U.S. Employee and any eligible dependents participated immediately prior to the Closing to the same extent recognized by Parent or any of its Affiliates immediately Closing and (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.

(f)            (i)            Buyer shall take all steps necessary to permit each Continuing U.S. Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Rockwood Retirement Plan to roll over such eligible rollover distribution as part of any lump sum cash distribution into an account(s) under a 401(k) plan maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”).

(ii)           With respect to each Continuing U.S. Employee who is a participant in the Rockwood Retirement Plan on the Closing Date and who continues in employment with Buyer or any of its Affiliates (including Southern Clay Products) through December 31, 2013:

(A)          Parent shall pay to Buyer an amount equal to the product of (x) the “covered compensation” under the Rockwood Retirement Plan earned by such Continuing U.S. Employee from the beginning of the Rockwood Retirement Plan’s 2013 plan year through the Closing Date and (y) the “Applicable Percentage.”  The Applicable Percentage shall mean the profit sharing contribution percentage up to a maximum of 4% of a Continuing U.S. Employee’s “covered compensation,” as determined by Parent it its sole discretion, that would have been made by Parent with respect to the Continuing U.S. Employee for the Rockwood Retirement Plan’s 2013 plan year if the Continuing U.S. Employee had remained in “eligible employment” under the Rockwood Retirement Plan through the end of the 2013 plan year.  The aggregate amount, if any, payable with respect to the Continuing U.S. Employees pursuant to this Section 9.3(f)(ii)(A) (the “Parent PSP Contribution”) shall be paid to Buyer as soon as practicable (but not more than thirty (30) days) after the date that Parent determines to make a profit sharing contribution under the Rockwood Retirement Plan with respect to the 2013 plan year.  Each Continuing U.S. Employee’s allocable share of the Parent PSP Contribution shall be credited by Buyer to the Continuing U.S. Employee under the Buyer 401(k) Plan.

(B)                               Parent shall pay to Buyer an amount equal to the product of (x) the “covered compensation” under the Rockwood Retirement Plan earned by such Continuing U.S. Employee from the beginning of the Rockwood Retirement Plans’ 2013 plan year through the Closing Date and (y) 3%.  The aggregate amount payable with respect to the Continuing U.S. Employees pursuant to this Section 9.3(f)(ii)(B) (the “Parent Nonelective Contribution”) shall be paid to Buyer as soon as practicable (but not more than thirty (30) days) after Parent makes nonelective contributions under the Rockwood Retirement Plan with respect to the 2013 plan year.  Each Continuing U.S. Employee’s allocable share of the Parent Nonelective Contribution shall be credited by Buyer to the Continuing U.S. Employee under the Buyer 401(k) Plan.

(iii)                               For the avoidance of doubt, neither the Parent PSP Contribution nor the Parent Nonelective Contribution, nor any assets or liabilities associated therewith, shall be reflected in the Final Closing Statement or be taken into account in the calculation of Closing Working Capital.

(g)                                  Following the Closing, Buyer shall (i) pay to the Continuing U.S. Employees such amounts with respect to the Parent’s or any of its Affiliate’s (including the Transferred Companies’) bonus plans for the 2013 bonus plan year (the “Bonus Plans”) as are reflected in the calculation of Closing Working Capital and taken into account in the calculation of the Final Closing Statement and (ii) provide each Continuing U.S. Employee with an opportunity to earn bonus compensation amounts with respect to the balance of the 2013 bonus plan year immediately following the Closing Date, that are no less favorable than the bonus compensation amounts that each such Continuing U.S. Employee had the opportunity to earn under the Bonus Plans immediately prior to the Closing.  Any amounts payable by Buyer pursuant to this Section 9.3(g) shall be subject to the same terms and conditions as would have applied, and paid at such times and in such manner as such amounts would have been payable, under the Bonus Plans.

(h)                                 Parent shall pay or cause to be paid the full amount that may become due or payable under, taking into account any forfeiture or cancellation in accordance with the terms of, any transaction or retention incentives, bonuses or awards made as a result or in connection with the transactions contemplated by this Agreement (the “Transaction Bonuses”) to Business Employees and directors of the Transferred Companies.

(i)                                     Upon reasonable request, Parent shall provide to Buyer, and Buyer shall provide to Parent, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 9.3 and to administer their respective benefit plans.

(j)                                    Nothing contained herein, expressed or implied, (i) shall confer upon any of the employees of Parent, Buyer, the Transferred Companies or any of their Affiliates, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever by reason of this Agreement, or (ii) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such benefit plan, program, agreement or arrangement.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such benefit plan, program, agreement or arrangement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

9.4                               Non-U.S. Employee Benefit Plan Matters.

(a)                                 Rockwood Clay Additives is a member of, and the parties understand that it will be able to continue its membership in, the pension fund Pensionskasse für die deutsche Wirtschaft e.V. after the Closing.

(b)                                 Parent shall cause the individuals set forth on Schedule 9.4(b) of the Disclosure Letter (“Remote Employees”), to cease to be employed by Parent or its Affiliates, effective as of the Closing, and Buyer shall (or shall cause its Subsidiaries to) make an offer of employment, effective as of the Closing, to each Remote Employee.

(c)                                  Upon reasonable request, Parent shall provide to Buyer, and Buyer shall provide to Parent, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 9.4 and to administer their respective benefit plans.

(d)                                 Nothing contained herein, expressed or implied, (i) shall confer upon any of the employees of Parent, Buyer, the Transferred Companies or any of their Affiliates, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever by reason of this Agreement, or (ii) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such benefit plan, program, agreement or arrangement.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such benefit plan, program, agreement or arrangement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

ARTICLE X

MISCELLANEOUS

10.1                        Expenses.  Except as otherwise set forth in this Agreement, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by Buyer with respect to Buyer and its Affiliates and will be paid by Parent with respect to Parent and its Affiliates.

10.2                        Headings.  The headings, subheadings and captions in this Agreement, the Disclosure Letter and in any Exhibit or Schedule hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

10.3                        Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given and accompanied by a copy sent by electronic mail (which such email copy shall not constitute notice), in each case, at such party’s address, facsimile number or email address set forth below:

(a)                                 In the case of Parent, to:

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540
Fax:  609-514-8722
Email:  triordan@rocksp.com and mvalente@rocksp.com
Attn:  Thomas J. Riordan and Michael W. Valente

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Fax:  212-422-4726
Email:  modlin@hugheshubbard.com
 Attn:  James Modlin, Esq.

(b)                                 In the case of Buyer, to:

Altana AG
Abelstraße 43

46483 Wesel

Germany

Fax: 49 (0) 281 670-60500

Email: volker.mansfeld@altana.com

Attn: Volker Mansfeld

Legal Department

with a copy to:

Cleary Gottlieb Steen and Hamilton LLP
One Liberty Plaza
New York, NY  10006-1470
Fax: 1 212 225-3999
Email:  boreilly@cgsh.com
Attn: Benet J. O’Reilly

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (or if delivered or transmitted after the recipient’s normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.  A party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

10.4                        Assignment.  This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that (a) Buyer may assign any right hereunder, in whole or in part, including the right to purchase the Shares, to Guarantor or any wholly-owned Subsidiary of Guarantor that agrees (without limitation or release of Buyer’s liabilities hereunder) to be bound by and responsible for Buyer’s liabilities hereunder and (b) Parent may assign any right hereunder, in whole or in part, to any Affiliate of Parent that agrees (without limitation or release of Parent’s liabilities hereunder) to be bound by and responsible for Parent’s liabilities hereunder; and provided, further that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

10.5                        Entire Agreement.  This Agreement (including the Disclosure Letter and any Schedule or Exhibit hereto or thereto), the Confidentiality Agreement and the Ancillary Documents contain the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written or oral commitments, arrangements or understandings with respect hereto and thereto (other than the Confidentiality Agreement, which will terminate at the Closing but survive any termination hereof).

10.6                        Amendment; Waiver.  This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.  No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

10.7                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

10.8                        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

(b)                                 Each party hereto hereby consents to, and confers exclusive jurisdiction upon, the courts of the State of New York and the Federal courts of the United States of America located in the County of New York in the State of New York, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement or any Ancillary Document.  Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any Ancillary Document may not be enforced in or by said courts or that its Assets are exempt or immune from execution, that such action, suit or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper.  Parent and Buyer covenant not to initiate any such action, suit or proceeding in any other jurisdiction.  Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York, as provided in Section 10.3 herein.

(c)                                  Each party hereby waives to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any proceeding directly or indirectly arising out of, under or in connection with this Agreement or any Ancillary Document or any transaction contemplated hereby or thereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

10.9                        Specific Performance.  The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to all other remedies available to it, any nonbreaching party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages.

10.10                 Interpretation; Absence of Presumption.

(a)                                 For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and the Disclosure Letter) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement or the Disclosure Letter unless otherwise specified, (iii) except where the context otherwise requires, references to a “party” or “parties” shall mean Buyer or Parent, or both of them as the context requires, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (v) the word “or” shall not be exclusive, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”, (vii) unless a contrary intent is apparent, any contract, instrument or Legal Requirement defined or referred to herein means such contract, instrument or Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Requirement, (viii) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP, (ix) the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice” and (x) any document or information shall be deemed to have been “made available” only if such document or information was posted to the electronic dataroom created for the purpose of aiding in Buyer’s diligence investigation or otherwise delivered to Buyer on or before the date that is prior to the date hereof.

(b)                                 With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

10.11                 Third Person Beneficiaries.  This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.  Each of Buyer and Parent may assert the rights of Buyer Indemnitees and Seller Indemnitees, respectively, pursuant to Article VIII hereof.

10.12                 Representations and Warranties; Schedules.  Neither the specification of any dollar amount in the representations and warranties set forth in Article II nor the indemnification provisions of Article VIII nor the inclusion of any items in any Schedule of the Disclosure Letter will be deemed to constitute an admission by Parent or Buyer, or otherwise imply or create any presumption, that any such amounts or the items so included are material for the purposes of this Agreement, or that any such item meets any or all of the criteria set forth in this Agreement for inclusion in such Schedule to the Disclosure Letter or any other Schedule to the Disclosure Letter.  It is understood and agreed that nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent set forth in Article II of this Agreement.  Disclosure of any fact or item in any Schedule of the Disclosure Letter will be deemed to be disclosed only with respect to the Section of this Agreement to which such Schedule corresponds and to any other Schedule of the Disclosure Letter to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter is reasonably apparent on the face of such disclosure.  Any capitalized terms used in the Disclosure Letter or any Schedule hereto or thereto but not otherwise defined therein shall be defined as set forth in this Agreement.

10.13                 Severability.  Except as provided in Section 4.15(e), if any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Parent and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof.  To the extent permitted by applicable Legal Requirements, each party waives any provision of applicable Legal Requirements which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.14                 Guaranty.  Guarantor irrevocably guarantees each obligation of Buyer, and the full and timely performance by Buyer of its obligations, in each case, under the provisions of this Agreement and the Ancillary Documents.  This is a guarantee of payment and performance, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer’s liabilities and obligations (other than in accordance with the terms of this Agreement or the Ancillary Documents, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  Guarantor hereby waives, for the benefit of Parent, (i) any right to require Parent, as a condition of payment or performance of Guarantor, to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Legal Requirements, any defenses or benefits that may be derived from or afforded by Legal Requirements that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer under this Agreement.  Guarantor understands that Parent is relying on this guarantee in entering into this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Seifi Ghasemi
Name: Seifi Ghasemi
Title: Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

BYK CHEMIE GMBH

By:	/s/ Dr. Andreas Jerschensky
Name: Dr. Andreas Jerschensky
Title: Head of M&A

ALTANA AG, as Guarantor

By:	/s/ Dr. Matthias L. Wolfgruber
Name: Dr. Matthias L. Wolfgruber
Title: CEO

By:	/s/ Martin Babilas
Name: Martin Babilas
Title: CFO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Certain Definitions

“Actual Value” shall have the meaning specified in Section 1.5(h)(iii).

“Administrative Assets” shall mean Assets utilized by Parent and its Affiliates (other than the Transferred Companies) in providing administrative, accounting, book and record keeping, tax, finance, insurance, legal, employee benefits, information technology and other like services to the Transferred Companies.

“Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified at such time.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement and the Ancillary Documents, no Person shall be deemed to control Rockwood.

“Agreement” shall have the meaning specified in the Preamble.

“Ancillary Documents” shall mean the Transition Services Agreement, the Local Share Transfer Agreements (if any), the Share transfer instruments described in Sections 1.4(a)(i) - (iv) and the certificates described in Sections 1.4(a)(xiii) and 1.4(b)(iv).

“Antitrust Laws” shall mean any Legal Requirements governing competition, monopolies, restrictive trade practices or competition-related premerger notifications, including Legal Requirements relating to merger control or foreign investments.

“AktG” shall have the meaning specified in Section 2.13(b).

“Applicable Non-U.S. Antitrust Law” shall mean the Antitrust Law of any applicable Governmental Authority other than the DOJ or FTC.

“Applicable Percentage” shall have the meaning specified in Section 9.3(f)(ii)(A).

“Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Assets” shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.

“Back-to-Back Obligations” shall mean the obligations of a member of a Back-to-Back Group (as defined in the Environmental Deed) to comply with and in all respects be bound by the provisions of the Environmental Deed.

“Back-to-Back Amounts” shall mean any Protected Losses (as defined in the Environmental Deed) suffered or incurred by any Buyer Indemnitee following the Closing Date solely to the extent indemnification for such Protected Losses is available to Parent or its Affiliates pursuant to the Environmental Deed.

“Balance Sheet” shall have the meaning specified in Section 2.4(a).

“Balance Sheet Date” shall have the meaning specified in Section 2.4(a).

“Bank Accounts” shall mean each bank account any Transferred Company has (other than accounts which will be closed or transferred to Parent or any of its Affiliates (other than the Transferred Companies) prior to the Closing.

“Bankruptcy and Equity Exceptions” shall mean applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Basket Amount” shall have the meaning specified in Section 8.4(d).

“Benefit Plans” shall have the meaning specified in Section 2.12(a).

“Bonus Plans” shall have the meaning specified in Section 9.3(g).

“Business” shall mean the business conducted by the Transferred Companies, individually, jointly or in collaboration with or through third parties, including researching, producing, manufacturing, marketing, developing, distributing, trading, importing, exporting and selling (i) natural and synthetic clay-based rheology modifiers and additives, polymer-based rheology modifiers and additives used in a variety of applications to modify viscosity, thickness and flow characteristics and keep solids in suspension, (ii) acid activated clays and (iii) clay-based feed additives.

“Business Agreement” shall mean any contract, lease, license, franchise, obligation, instrument or other commitment or arrangement, to which any Transferred Company is a party or by which any Transferred Company or any of the Business Assets is bound (other than Benefit Plans and Permits).

“Business Assets” shall mean all Assets of the Transferred Companies, other than the Administrative Assets or Seller Marks.

“Business Day” shall mean a day other than Saturday or Sunday or other day on which banks in New York City, Luxembourg City, Luxembourg or Frankfurt, Germany are required to or may be closed.

“Business Employees” shall mean any of the directors, officers or employees employed by the Transferred Companies as of and following the date of this Agreement and the

Remote Employees, but excluding (i) the Resigning Officers and Directors and (ii) the Retained Employees.

“Buyer” shall have the meaning specified in the Preamble.

“Buyer 401(k) Plan” shall have the meaning specified in Section 9.3(f)(i).

“Buyer Indemnitees” shall have the meaning specified in Section 8.2.

“Capex Shortfall” shall mean the greater of (a) the amount by which (x) the Target Capex exceeds (y) the sum of all amounts incurred after January 1, 2013 for additions to tangible fixed assets (PPE) and either paid prior to the Closing or included as a current liability in the determination of Closing Working Capital and (b) zero. A sample calculation of the Capex Shortfall is set forth on Schedule A-4 of the Disclosure Letter.  In determining the Capex Shortfall, foreign currencies shall be converted into U.S. dollars at the exchange rates in effect on the Closing Date.

“Chemical Workers CBA” means the Agreement between Southern Clay Products Inc. and International Chemical Workers Union Council/UFCS, Local 15-C (September 30, 2010 — September 30, 2013).

“Closing” shall have the meaning specified in Section 1.3.

“Closing Date” shall have the meaning specified in Section 1.3.

“Closing Working Capital” shall mean, with respect to the Business, (i) the value of the current assets of the categories described on Schedule A-1 of the Disclosure Letter of the Business, minus (ii) the value of the current liabilities of the categories described on Schedule A-1 of the Disclosure Letter of the Business, in each case, determined as of 12:01 a.m. (Eastern Time) on the Closing Date (and after giving effect to the provisions hereof that have the effect of releasing the Transferred Companies from liabilities upon the Closing) in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet.  A sample calculation of the calculation of Closing Working Capital as of December 31, 2012 is set forth on Schedule A-1 of the Disclosure Letter.  In determining Closing Working Capital, foreign currencies shall be converted into U.S. dollars at the exchange rates in effect on the Closing Date.

“COBRA” shall have the meaning specified in Section 2.12(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning specified in the Recitals.

“Confidentiality Agreement” shall have the meaning specified in Section 4.1(b).

“Confidential Information” shall have the meaning specified in Section 4.21.

“Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

“Continuing U.S. Employee” shall have the meaning specified in Section 9.3(a).

“Controlled VAT Member” shall have the meaning specified in Section 9.2(b).

“Disclosure Letter” shall have the meaning specified in Article II.

“Disputed Items” shall have the meaning specified in Section 1.5(d).

“Dispute Notice” shall have the meaning specified in Section 1.5(d).

“DOJ” shall have the meaning specified in Section 4.5(a).

“ECC America Agreement” shall mean the Stock Purchase Agreement between ECC America, Inc. and Laporte Inc.

“Encumbrance” shall mean any charge, claim, community property interest, lien (statutory of other), pledge, encumbrance, mortgage, deed of trust, charge, easement, right of way, encroachment, right of way, security interest, option, right of first refusal, right of first offer, title defect, or any other similar right, restriction or interest.

“Enterprise Agreements” shall have the meaning specified in Section 2.13(b).

“Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Environmental Condition” means any condition of the Environment with respect to the Real Property that violates any Environmental Requirements or, even though not violative of any Environmental Requirements, nevertheless results in any liability or obligation to take Remedial Action under any Environmental Requirement.

“Environmental Deed” shall mean the Environmental Deed, dated as of September 25, 2000, between Laporte plc and K-L Holdings, Inc. (n/k/a Rockwood Holdings, Inc.) entered into in connection with the closing of the transactions contemplated by the Business and Sale Purchase Agreement, dated as of September 5, 2000, between Laporte plc and K-L Holdings, Inc.

“Environmental Requirements” shall mean all Legal Requirements concerning non-employee human health and safety or the protection of the environment or natural resources from contamination or pollution, including the generation, treatment, storage, disposal, investigation, remediation or, release of any Hazardous Substances.

“Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, ambient air or indoor air.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any entity, any other entity that, together with such first entity, would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Statement” shall have the meaning specified in Section 1.5(a).

“Estimated Purchase Price” shall have the meaning specified in Section 1.5(b).

“Final Closing Statement” shall have the meaning specified in Section 1.5(c).

“Financial Statements” shall have the meaning specified in Section 2.4(a).

“FTC” shall have the meaning specified in Section 4.5(a).

“GAAP” shall mean generally accepted accounting principles in the United States.

“German Controlled Entity Profit Pooling Accounts” shall have the meaning specified in Section 4.22.

“German Transferred Company Benefit Plan” shall mean each Transferred Company Benefit Plan covering any current or former employees Rockwood Clay Additives.

“Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department, branch or any political or other subdivision or instrumentality of any such government, any self-regulatory body (including any securities exchange) or any arbitrator in any case that has jurisdiction over a party or any of its Assets, and shall include for the avoidance of doubt, any competition authority with jurisdiction to review the transactions contemplated hereby.

“Guarantor” shall have the meaning specified in the Preamble.

“Hazardous Substances” shall mean any substance, material or waste that (i) is regulated under any Environmental Requirement, (ii) without limitation of the generality of clause (i), is deemed under or by any Environmental Requirement or Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “solid waste,” “waste,” a “nuisance,” a “pollutant” or words with similar meaning, and includes hydrocarbons, petroleum and petroleum products, crude oil or any fraction or by-product thereof, polychlorinated biphenyls (PCBs), PCB wastes, asbestos or asbestos containing products and materials and radioactive substances or (iii) the presence of which requires Remedial Action pursuant to applicable Environmental Requirements.

“High Value” shall have the meaning specified in Section 1.5(h)(ii).

“HSR Act” shall have the meaning specified in Section 2.3(b)(v).

“Income Taxes” shall mean any Taxes in the nature of income or franchise Taxes.

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Indebtedness” of any Person shall mean all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (i) all indebtedness of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured (ii) all obligations of such Person for the deferred purchase price of property or services (excluding trade payables arising in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures, mortgages or other similar instruments or debt securities, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that are required, in accordance with GAAP, to be capitalized, (vi) obligations under interest rate swap, hedging or similar agreements and (vii) all indebtedness or obligations of others of the kinds referred to in clauses (i) though (vi) above in respect of which such Person has entered into or issued any guarantee or other form of credit support.

“Indemnifiable Tax Claim” shall have the meaning specified in Section 9.1(f).

“Indemnified Party” shall mean Buyer Indemnitees or Seller Indemnitees, as the case may be, seeking indemnification pursuant to Article VIII.

“Indemnifying Party” shall have the meaning specified in Section 8.4(c).

“Intellectual Property” shall mean, collectively, any and all intellectual property rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) trade secrets, business, technical, non-public, confidential or proprietary information,  know-how and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”), (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, statutory invention registrations and rights in respect of utility models or industrial designs and like rights (collectively, “Patents”), and inventions and invention disclosures, whether or not patentable, (iii) trademarks, trade names, service marks, certification marks, trade dress, logos, corporate names and other source identifiers, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated with any of the foregoing throughout the world (collectively, “Trademarks”), (iv) copyrights, copyrightable works and databases (or other collections of information, data, works or other materials) (collectively, “Copyrights”), (v) software, including without limitation data files, source code, object code, application programming interfaces, computerized databases and other software-related specifications and documentation (collectively, “Software”), (vi) domain names, (vii) all moral rights and other protectable intellectual property and proprietary rights of a similar nature; in each case of (i) to (vi) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Parent” or “Parent’s Knowledge” shall mean the actual knowledge as of the date of this Agreement of Alison Avery, Frank Wright, Robin Bryne, Hubert Schießling, Donald Poucher, Tim Love, Helmut Coutelle and Andy Smallwood.

“Leased Real Property” shall mean the real property leased by a Transferred Company pursuant to the Leases.

“Leases” shall have the meaning specified in Section 2.9(b).

“Legal Requirements” shall have the meaning specified in Section 2.8(b).

“Litigation” shall mean any civil, criminal or administrative claims, actions, suits, demands, proceedings, arbitrations, hearings or investigations.

“Local Share Transfer Agreement” shall have the meaning specified in Section 1.4(c).

“Lookback Date” means July 26, 2010.

“Losses” shall mean losses, costs, damages, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, obligations, demands, claims, actions, causes of action and reasonable expenses of defense thereof (including (but subject to the penultimate sentence of Section 8.6) reasonable fees and disbursements of counsel).

“Low Value” shall have the meaning specified in Section 1.5(h)(i).

“Material Adverse Effect” shall mean a state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, is or would reasonably be expected to be materially adverse to (i) the financial condition, capitalization, results of operations, or Assets of the Business or the Transferred Companies taken as a whole or (ii) Parent’s or the other Sellers’ ability to perform timely their obligations under this Agreement and the Ancillary Documents to be executed and delivered by Parent and the other Sellers and to consummate the transactions contemplated hereby and thereby, disregarding, with respect to clause (i) above, each of the following, and any Effects thereof:  (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions, (b) events or changes to the extent that they generally affect the industry or industries, or market or markets, in which the Business operates, (c) any natural disaster, outbreak or escalation of hostilities, act or acts of war (whether or not declared) or terrorism, military actions or other national or international calamity or crisis, (d) the suspension of trading in securities on any United States or foreign stock exchange, or a disruption in securities settlement, payment or clearance services in the United States or elsewhere, (e) changes in applicable Legal Requirements or GAAP or any formal pronouncements related thereto, (f) the announcement of the Agreement, (h) the identity of, or actions or omissions of, Buyer or its Affiliates, or any action taken or failed to be taken pursuant to or in accordance with the Agreement (other than pursuant to or in accordance with Section 4,3 or the Restructurings) or expressly at the request of Buyer or (i) any failure by the Business to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement, provided that the underlying cause of such failure shall not be excluded; provided, however, that the exceptions contained in the foregoing clauses (a), (b), (c), (d) and (e) shall not apply to the extent that such effect or change has a disproportionate adverse effect on the Business taken as a whole, as compared to the adverse impact such Effect has on other companies operating in the industry or markets in which the Business operates (but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the disproportionate adverse effect).

“Material Contract” shall have the meaning specified in Section 2.10.

“Net After-Tax Basis” shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any Taxes owing by the Indemnified Party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized by the Indemnified Party or its Affiliates as a result of the indemnified liability. Such calculation shall be made assuming that the Indemnified Party is subject to the highest combined marginal Tax rates in effect in the relevant jurisdictions and shall disregard benefits derived from net operating losses and unrelated deductions and credits

“Newco” shall mean a newly formed Delaware corporation to be formed following the date of the Agreement, which will be a wholly-owned Subsidiary of Parent.

“Non-Income Tax Returns” shall have the meaning specified in Section 9.1(a)(ii).

“Non-U.S. Antitrust Approvals” shall mean any Approval required to be obtained from, or any filings or other notifications required to be made to or with, any non-United States Governmental Authority in a jurisdiction listed in Section 2.3 of the Disclosure Letter in connection with the transactions contemplated hereby under Antitrust Laws.

“Organizational Documents” shall have the meaning specified in Section 2.1(c).

“Outside Date” shall have the meaning specified in Section 7.1(e).

“Owned Intellectual Property” shall mean any Intellectual Property owned, or purported to be owned, by the Transferred Companies.

“Owned Real Property” shall have the meaning specified in Section 2.9(a).

“Parent” shall have the meaning specified in the Preamble.

“Parent PSP Contribution” shall have the meaning specified in Section 9.3(f)(ii)(A).

“Parent Nonelective Contribution” shall have the meaning specified in Section 9.3(f)(ii)(B).

“Permit” shall mean any permit or authorization of the Transferred Companies issued by any Governmental Authority in connection with the Business or any of the other Business Assets.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty, or which are being contested in good faith, in each case, only if adequate reserves with respect thereto have specifically been established therefor, (ii) the title and other interests of a lessor under a capital or operating lease, (iii) a non-exclusive license of a Trademark of a Transferred Company pursuant to a sales, distribution or agency agreement entered into  in the ordinary course of business, where such license is to the extent necessary for the sale or distribution of a product of such Transferred Company to its customers, (iv) Encumbrances arising or resulting from any action taken by Buyer or any of its Affiliates, (v) Encumbrances identified in the Disclosure Letter, (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Encumbrances arising in the ordinary course of business that relate to amounts which are not yet due and payable, (vii) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property in the conduct of the Business, easements, licenses or other restrictions on the use of any Owned Real Property or other minor irregularities in title thereto or encumbrances thereon not securing an obligation to pay money, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such Owned Real Property in the manner normally used or impair the market value of such Owned Real Property, (viii) Encumbrances disclosed in any title reports or title documents which have been made available to Buyer or otherwise disclosed to Buyer in writing so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such Owned Real Property in the manner normally used or impair the market value of such Owned Real Property, in each case prior to the date of this Agreement, (ix) Encumbrances that would be reflected in a survey of the Owned Real Property, (x) Encumbrances securing the Indebtedness of Parent and its Affiliates that will be released on or prior to Closing and (xi) any matters of record with respect to Owned Real Property that are not identified as title defects on any title insurance policies with respect thereto.

“Person” shall mean any individual or Entity.

“Pre-Closing Period” shall have the meaning specified in Section 9.1(a)(ii).

“Pre-Closing Widnes Environmental Condition” shall mean, with respect to any buildings, facilities, structures, equipment or Real Property at the Widnes, Cheshire, United Kingdom property, any Environmental Condition to the extent occurring or existing prior to or as of the Closing Date, regardless of whether the Environmental Condition is known or discovered before or after the Closing Date.

“Prime Rate” shall have the meaning specified in Section 1.5(f).

“Property” shall have the meaning specified in Section 2.9(e).

“Purchase Price” shall have the meaning specified in Section 1.2.

“RCA Income Tax Returns” shall have the meaning specified in Section 9.1(a)(ii).

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Remedial Action” shall mean all action necessary:  (i) to cleanup, close, remove, treat or in any other way remediate any Hazardous Substance; (ii) to prevent or contain the release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture of any Hazardous Substance so that it does not endanger or otherwise adversely affect the environment or public health or welfare or (iii) to perform studies, investigations or monitoring, in, under or of any real property, tangible assets or facilities.

“Remote Employees” shall have the meaning specified in Section 9.4(b).

“Resigning Officers and Directors” shall mean each individual listed on Schedule 1.4(a)(v) of the Disclosure Letter.

“Restricted Business” shall have the meaning specified in Section 4.15(b).

“Restricted Territory” shall have the meaning specified in Section 4.15(b).

“Restructurings” shall mean the transactions described in Schedule A-2 of the Disclosure Letter.

“Retained Cash Balances” shall mean all unrestricted cash and cash equivalents in Bank Accounts at the Closing.

“Retained Employees” shall have the meaning specified in Section 4.3(b)(vii).

“Rockwood” shall mean Rockwood Holdings, Inc., a Delaware corporation.

“Rockwood Spain” shall mean Rockwood Industries Spain, S.L., a Sociedad de Responsabilidad Limitada organized under the laws of Spain.

“RSL” shall mean Rockwood Specialties Limited, a limited company organized under the laws of England and Wales

“Rockwood Clay Additives” means Rockwood Clay Additives GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany.

“RSGG” shall mean Rockwood Specialties Group GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany.

“Security Interest” shall mean any pledge, mortgage, deed of trust, security interest or other lien, in each case to secure payment or performance of any Indebtedness.

“Selected Accountant” shall have the meaning specified in Section 1.5(e).

“Seller Indemnitees” shall have the meaning specified in Section 8.3.

“Seller Marks” shall have the meaning specified in Section 4.6(a).

“Sellers” shall mean Parent, RSGG and RSL.

“Shares” shall mean, with respect to a Company, the shares of capital stock or other equity interests of such Company, owned or to be owned as of the Closing Date by the applicable Seller as set forth on Schedule 2.2 of the Disclosure Letter.

“Southern Clay Products” shall mean Southern Clay Products, Inc. a Texas corporation.

“Specified Representations” shall have the meaning specified in Section 8.1.

“Straddle Period” shall have the meaning specified in Section 9.1(b)(i)(A).

“Subsidiary” shall mean, with respect to any Person, another Person of which such Person, directly or indirectly through one or more Subsidiaries, beneficially owns capital stock or other equity interests having in the aggregate fifty percent (50%) or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person.

“Subsidiary Shares” shall mean, with respect to a Subsidiary of a Company, the shares of capital stock, the issued shares or other equity interests of such Subsidiary set forth on Schedule 2.2 of the Disclosure Letter.

“Supplies” shall have the meaning specified in Section 4.6(a).

“Target Capex” shall mean the sum of (x) U.S.$9.352 million and (y) U.S.$1.0 million; provided, however, that the amount in clause (x) shall be pro-rated based on the number of days in 2013 occurring prior to the Closing to the extent that the Closing Date occurs prior to December 31, 2013.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments (including, for the avoidance of doubt, any such amounts imposed under Section 3 of the General Tax Code of Germany), and all estimated payments thereof, including but not limited to income, excise, license, severance, stamp, occupation, premium, profits, windfall, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental (including Taxes imposed under Section 59A of the Code), franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever (including any requirement to reverse or repay any entitlement under a Tax incentive program or any Tax credits, subsidies or grants, including any such entitlements, credits, subsidies or grants received or accrued pursuant to an agreement with an applicable Governmental Authority), imposed by any Governmental Authority, including any secondary liabilities for such amounts imposed by statute or contract (including respective liability claims under civil law) and any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.

“Tax Return” shall mean any return, report, form or other information filed with any Governmental Authority with respect to Taxes.

“Termination Date” shall have the meaning specified in Section 4.22(a).

“Third-Party Claim” shall have the meaning specified in Section 8.6.

“Third-Party Intellectual Property” shall mean any Intellectual Property owned by or exclusively licensed to any Person, other than Parent and its Affiliates.

“Threshold Amount” shall have the meaning specified in Section 8.4(d).

“Transferred Companies” shall have the meaning specified in Section 2.1(a).

“Transferred Company Benefit Plans” shall have the meaning specified in Section 2.12(a).

“Transferred Company Indebtedness” shall mean the aggregate amount, without duplication, of (i) all liabilities set forth on Schedule A-3 of the Disclosure Letter and (ii) any other Indebtedness of each of the Transferred Companies as of the Closing Date owing to any third Person, other than to one or more Transferred Companies, plus any accrued and unpaid interest thereon, in each case, determined as of 12:01 a.m. (Eastern Time) on the Closing Date in accordance with GAAP applied on a basis consistent with the application of such principles used in the preparation of the Balance Sheet (and after giving effect to the transactions contemplated hereby).  A sample calculation of the calculation of Transferred Company Indebtedness as of December 31, 2012 is set forth on Schedule A-3 of the Disclosure Letter.  In determining Transferred Company Indebtedness, foreign currencies shall be converted into U.S. dollars at the exchange in effect on the Closing Date.

“Transaction Bonuses” shall have the meaning specified in Section 9.3(h).

“Transition Services Agreement” shall have the meaning specified in Section 1.4(a)(vii).

“U.C.C.” shall mean the Uniform Commercial Code, as amended, and any successor thereto.

“U.K. Company” shall mean Rockwood Additives Limited, a limited company organized under the laws of England and Wales.

“U.K. Retirement Plan” shall mean the Rockwood UK Retirement Plan.

“U.K. Shares” shall mean the shares of capital stock or other equity interests of the U.K. Company set forth on Schedule 2.2 of the Disclosure Letter, subject Schedule 4.3(a) of the Disclosure Letter.

“U.S. Benefit Plan” shall mean each Benefit Plan (other than a Transferred Company Benefit Plan) covering current or former directors, officers, employees or consultants of Southern Clay Products.

“U.S. Business Employees” shall mean those Business Employees employed and/or engaged in the portion of the Business conducted in the United States.

“U.S. Transferred Company Benefit Plan” shall mean each Transferred Company Benefit Plan covering any current or former directors, officers, employees or consultants of Southern Clay Products.

“VAT” shall mean Value Added Tax as stipulated by European Council Directive 2006/112/EC of 28 November 2006 and the respective national VAT Acts.

“WARN Act” shall have the meaning specified in Section 2.11(e).

EXHIBIT B
List of Companies

1.              Rockwood Additives Limited, a limited company organized under the laws of England and Wales

2.              Rockwood Clay Additives GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany

3.              Rockwood Industries Spain, S.L., a Sociedad de Responsabilidad Limitada organized under the laws of Spain

4.              Newco, a newly formed Delaware corporation to be formed following the date of the Agreement, which will be a wholly-owned Subsidiary of Parent

EXHIBIT C

Allocation of the Purchase Price

The Purchase Price shall be allocated to the Shares as follows:

Newco	76.0%
Rockwood Additives Ltd	10.9%
Rockwood Clay Additives GmbH	13.0%
Rockwood Industries Spain, S.L.	0.1%

EXHIBIT D

Form of Transition Services Agreement
(see attached)